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Exhibit 10.2

CONFIDENTIAL TREATMENT REQUESTED

EXECUTION VERSION

CREDIT AGREEMENT

by and among

CRYOLIFE, INC.

and

EACH OF ITS SUBSIDIARIES THAT ARE SIGNATORIES HERETO

as Borrowers,

and

WELLS FARGO FOOTHILL, INC.

as Lender

Dated as of February 8, 2005

i

5. AFFIRMATIVE COVENANTS		17
5.1	Accounting System	17
5.2	Collateral Reporting	17
5.3	Financial Statements, Reports, Certificates	17
5.4	Intentionally Omitted	17
5.5	Inspection	17
5.6	Maintenance of Properties	17
5.7	Taxes	17
5.8	Insurance; Litigation Settlement	18
5.9	Location of Inventory and Equipment	18
5.10	Compliance with Laws	19
5.11	Leases	19
5.12	Existence	19
5.13	Environmental	19
5.14	Disclosure Updates	19
5.16	Formation of Subsidiaries	19
6. NEGATIVE COVENANTS		20
6.1	Indebtedness	20
6.2	Liens	21
6.3	Restrictions on Fundamental Changes	21
6.4	Disposal of Assets	22
6.5	Change Name	22
6.6	Nature of Business	22
6.7	Prepayments and Amendments	22
6.8	Change of Control	22
6.9	Consignments	22
6.10	Distributions	22
6.11	Accounting Methods	22
6.12	Investments	22
6.13	Transactions with Affiliates	23
6.14	Use of Proceeds	23
6.15	Inventory and Equipment with Bailees	23
6.16	Financial Covenants	23
7. EVENTS OF DEFAULT		24
8. LENDER'S RIGHTS AND REMEDIES		26
8.1	Rights and Remedies	26
8.2	Remedies Cumulative	26
8.3	Bank Product Providers	26
9. TAXES AND EXPENSES		27
10. WAIVERS; INDEMNIFICATION		27
10.1	Demand; Protest; etc	27
10.2	Lender's Liability for Borrower Collateral	27
10.3	Indemnification	27
11. NOTICES		28
12. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER		29
13. ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS		29
13.1	Assignments and Participations	29
13.2	Successors	31
14. AMENDMENTS; WAIVERS		31
14.1	Amendments and Waivers	31

14.2	No Waivers; Cumulative Remedies	31
15. GENERAL PROVISIONS		32
15.1	Effectiveness	32
15.2	Section Headings	32
15.3	Interpretation	32
15.4	Severability of Provisions	32
15.5	Withholding Taxes	32
15.6	Counterparts; Electronic Execution	32
15.7	Revival and Reinstatement of Obligations	32
15.8	Confidentiality	33
15.9	Integration	33
15.10	Parent as Agent for Borrowers	34

EXHIBITS AND SCHEDULES

Exhibit A-1	Form of Assignment and Acceptance
Exhibit C-1	Form of Compliance Certificate
Schedule 1.1	Definitions
Schedule 2.7(a)	Cash Management Banks
Schedule 3.1	Conditions Precedent
Schedule 4.5	Locations of Inventory and Equipment
Schedule 4.7(a)	States of Organization
Schedule 4.7(b)	Chief Executive Offices
Schedule 4.7(c)	Organizational Identification Numbers
Schedule 4.7(d)	Commercial Tort Claims
Schedule 4.8(b)	Capitalization of Borrowers
Schedule 4.8(c)	Capitalization of Borrowers' Subsidiaries
Schedule 4.10	Litigation
Schedule 4.14	Environmental Matters
Schedule 4.15	Intellectual Property
Schedule 4.19	Permitted Indebtedness
Schedule 5.2	Collateral Reporting
Schedule 5.3	Financial Statements, Reports, Certificates
Schedule 6.7	Capitalized Lease Obligations to be Prepaid on Closing Date
Schedule D-1	Designated Account
Schedule L-1	Lender's Account
Schedule P-1	Permitted Cash Investments
Schedule P-2	Permitted Liens

CREDIT AGREEMENT

        THIS CREDIT AGREEMENT (this "Agreement"), is entered into as of February 8, 2005, by and among, on the one hand, WELLS FARGO FOOTHILL, INC., a California corporation ("Lender"), and, on the other hand, CRYOLIFE,  INC., a Florida corporation ("Parent"), and each of Parent's Subsidiaries identified on the signature pages hereof (such Subsidiaries, together with Parent, are referred to hereinafter each individually as a "Borrower", and individually and collectively, jointly and severally, as the "Borrowers").

        The parties agree as follows:

1.     DEFINITIONS AND CONSTRUCTION.

        1.1    Definitions.    Capitalized terms used in this Agreement shall have the meanings specified therefor on Schedule 1.1.

        1.2    Accounting Terms.    All accounting terms not specifically defined herein shall be construed in accordance with GAAP. When used herein, the term "financial statements" shall include the notes and schedules thereto. Whenever the term "Borrowers" or the term "Parent" is used in respect of a financial covenant or a related definition, it shall be understood to mean Parent and its Subsidiaries on a consolidated basis unless the context clearly requires otherwise.

        1.3    Code.    Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein, provided, however, that to the extent that the Code is used to define any term herein and such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 shall govern.

        1.4    Construction.    Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms "includes" and "including" are not limiting, and the term "or" has, except where otherwise indicated, the inclusive meaning represented by the phrase "and/or." The words "hereof," "herein," "hereby," "hereunder," and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in the other Loan Documents to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). Any Event of Default shall "exist," "continue" or be "continuing" until such Event of Default has been waived in writing in accordance with Section 14.1. Any reference herein to the satisfaction or repayment in full of the Obligations shall mean the repayment in full in cash (or cash collateralization in accordance with the terms hereof) of all Obligations other than contingent indemnification Obligations and other than any Bank Product Obligations that, at such time, are allowed by the applicable Bank Product Provider to remain outstanding and are not required to be repaid or cash collateralized pursuant to the provisions of this Agreement. Any reference herein to any Person shall be construed to include such Person's successors and assigns. Any requirement of a writing contained herein or in the other Loan Documents shall be satisfied by the transmission of a Record and any Record transmitted shall constitute a representation and warranty as to the accuracy and completeness of the information contained therein.

        1.5    Schedules and Exhibits.    All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

2.     LOAN AND TERMS OF PAYMENT.

        2.1    Revolver Advances.

          (a)   Subject to the terms and conditions of this Agreement, and during the term of this Agreement, Lender agrees to make advances ("Advances") to Borrowers in an amount at any one time outstanding not to exceed an amount equal to the lesser of (i) the Maximum Revolver Amount less the Letter of Credit Usage, or (ii) the Borrowing Base less the Letter of Credit Usage.

          (b)   Anything to the contrary in this Section 2.1 notwithstanding, Lender shall have the right to establish reserves in such amounts, and with respect to such matters, as Lender in its Permitted Discretion shall deem necessary or appropriate, against the Borrowing Base, including reserves (i) with respect to (A) sums that Borrowers are required to pay by any Section of this Agreement or any other Loan Document (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and have failed to pay, and (B) amounts owing by Borrowers or their Subsidiaries to any Person to the extent secured by a Lien on, or trust over, any of the Collateral (other than a Permitted Lien), which Lien or trust, in the Permitted Discretion of Lender likely would have a priority superior to the Lender's Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the Collateral, and (ii) after the occurrence and during the continuance of an Event of Default, with respect to such other matters as Lender in its Permitted Discretion shall deem necessary or appropriate. In addition to the foregoing, Lender shall have the right to have the Borrower's business reappraised by a qualified appraisal company selected by Lender from time to time after the occurrence of a Default or Event of Default for the purpose of redetermining the Enterprise Valuation and, as a result, redetermining the Borrowing Base.

          (c)   Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement.

        2.2    Intentionally omitted.

        2.3    Borrowing Procedures and Settlements.

          (a)   Procedure for Borrowing. Each Borrowing shall be made by an irrevocable written request by an Authorized Person delivered to Lender. Such notice must be received by Lender no later than 10:00 a.m. (California time) on the Business Day that is the requested Funding Date specifying (i) the amount of such Borrowing, and (ii) the requested Funding Date, which shall be a Business Day. At Lender's election, in lieu of delivering the above-described written request, any Authorized Person may give Lender telephonic notice of such request by the required time. In such circumstances, Borrowers agree that any such telephonic notice will be confirmed in writing within 24 hours of the giving of such telephonic notice, but the failure to provide such written confirmation shall not affect the validity of the request.

          (b)   Making of Advances. If Lender has received a timely request for a Borrowing in accordance with the provisions hereof, and subject to the satisfaction of the applicable terms and conditions set forth herein, Lender shall make the proceeds of such Advance available to Borrowers on the applicable Funding Date by transferring available funds equal to such proceeds to Administrative Borrower's Designated Account.

        2.4    Payments.

          (a)   Payments by Borrowers. Except as otherwise expressly provided herein, all payments by Borrowers shall be made to Lender's Account for the account of Lender and shall be made in immediately available funds, no later than 11:00 a.m. (California time) on the date specified herein. Any payment received by Lender later than 11:00 a.m. (California time), shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

          (b)   Apportionment and Application.

              (i)  All payments shall be remitted to Lender and all such payments, and all proceeds of Collateral received by Lender, shall be applied as follows:

              (A)  first, to pay any Lender Expenses then due to Lender under the Loan Documents, until paid in full,

              (B)  second, to pay any fees or premiums then due to Lender under the Loan Documents until paid in full,

              (C)  third, to pay interest due in respect of Advances until paid in full,

              (D)  fourth, so long as no Event of Default has occurred and is continuing, and at Lender's election, to pay amounts then due and owing by Administrative Borrower or its Subsidiaries in respect of Bank Products, until paid in full,

              (E)  fifth, so long as no Event of Default has occurred and is continuing, to pay the principal of all Advances until paid in full,

              (F)  sixth, if an Event of Default has occurred and is continuing, ratably (i) to pay the principal of all Advances until paid in full, (ii) to Lender, to be held by Lender as cash collateral in an amount up to 105% of the Letter of Credit Usage until paid in full, and (iii) to Lender, to be held by Lender, for the benefit of the Bank Product Providers, as cash collateral in an amount up to the amount of the Bank Product Reserve established prior to the occurrence of, and not in contemplation of, the subject Event of Default until Borrowers' and their Subsidiaries' obligations in respect of Bank Products have been paid in full or the cash collateral amount has been exhausted,

              (G)  seventh, if an Event of Default has occurred and is continuing, to pay any other Obligations (including the provision of amounts to Lender, to be held by Lender, for the benefit of the Bank Product Providers, as cash collateral in an amount up to the amount determined by Lender in its Permitted Discretion as the amount necessary to secure Borrowers' and its Subsidiaries' obligations in respect of Bank Products), and

              (H)  eighth, to Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under applicable law; provided, however, that any such amount remitted to Borrowers from a Lender Deposit Account shall be limited to the amount of collected funds in such account (after payment of the amounts described in items (A) through (G) above) in excess of $10,000 (which $10,000 amount shall be held in such account as cash collateral (i) to pay any amounts due to the applicable depository bank from time to time in respect of such account or any lockbox services provided by such depository bank in connection with such account which are not otherwise paid by Borrowers directly, through a debit against the Designated Account or otherwise or (ii) to pay any other Obligations that may be due from time to time).

             (ii)  In each instance, so long as no Event of Default has occurred and is continuing, this Section 2.4(b) shall not apply to any payment made by Borrowers to Lender and specified by Borrowers to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement.

            (iii)  For purposes of the foregoing, "paid in full" means payment of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees,

    professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

            (iv)  In the event of a direct conflict between the priority provisions of this Section 2.4 and other provisions contained in any other Loan Document, it is the intention of the parties hereto that such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.4 shall control and govern.

        2.5    Overadvances.    If, at any time or for any reason, the amount of Obligations owed by Borrowers to Lender pursuant to Section 2.1 or Section 2.12 is greater than any of the limitations set forth in Section 2.1 or Section 2.12, as applicable (an "Overadvance"), Borrowers immediately shall pay to Lender, in cash, the amount of such excess, which amount shall be used by Lender to reduce the Obligations in accordance with the priorities set forth in Section 2.4(b). In addition, Borrowers hereby promise to pay the Obligations (including principal, interest, fees, costs, and expenses) in Dollars in full as and when due and payable under the terms of this Agreement and the other Loan Documents.

        2.6    Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations.

          (a)   Interest Rates.    Except as provided in clause (c) below, all Obligations (except for undrawn Letters of Credit and except for Bank Product Obligations) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof at a per annum rate equal to the Base Rate plus the Base Rate Margin.

        The foregoing notwithstanding, at no time shall any portion of the Obligations (other than Bank Product Obligations) bear interest on the Daily Balance thereof at a per annum rate less than 5.25%. To the extent that interest accrued hereunder at the rate set forth herein would be less than the foregoing minimum daily rate, the interest rate chargeable hereunder for such day automatically shall be deemed increased to the minimum rate.

          (b)   Letter of Credit Fee.    Borrowers shall pay Lender a Letter of Credit fee (in addition to the charges, commissions, fees, and costs set forth in Section 2.12(d)) which shall accrue at a rate equal to 2.00% per annum times the Daily Balance of the undrawn amount of all outstanding Letters of Credit.

          (c)   Default Rate.    Upon the occurrence and during the continuation of an Event of Default (and at the election of Lender),

              (i)  all Obligations (except for undrawn Letters of Credit and except for Bank Product Obligations) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof at a per annum rate equal to 2 percentage points above the per annum rate otherwise applicable hereunder, and

             (ii)  the Letter of Credit fee provided for above shall be increased to 2 percentage points above the per annum rate otherwise applicable hereunder.

          (d)   Payment.    Except as provided to the contrary in Section 2.11, interest, Letter of Credit fees, and all other fees payable hereunder shall be due and payable, in arrears, on the first day of each month at any time that any Obligations are outstanding or at any time that Lender has an obligation to extend credit hereunder. Borrowers hereby authorize Lender, from time to time, without prior notice to Borrowers, to charge all interest and fees (when due and payable), all Lender Expenses (as and when incurred), all charges, commissions, fees, and costs provided for in Section 2.12(e) (as and when accrued or incurred), all fees and costs provided for in Section 2.11

  (as and when accrued or incurred), and all other payments as and when due and payable under any Loan Document (including any amounts due and payable to the Bank Product Providers in respect of Bank Products up to the amount of the Bank Product Reserve) to Borrowers' Loan Account, which amounts thereafter shall constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances hereunder. Any interest not paid when due shall be compounded by being charged to Borrowers' Loan Account and shall thereafter constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances.

          (e)   Computation.    All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year for the actual number of days elapsed. In the event the Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate.

          (f)    Intent to Limit Charges to Maximum Lawful Rate.    In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrowers and Lender, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrowers are and shall be liable only for the payment of such maximum as allowed by law, and payment received from Borrowers in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

        2.7    Cash Management.

          (a)   Borrowers shall and shall cause each of their Subsidiaries to establish and maintain cash management services of a type and on terms satisfactory to Lender at one or more of the banks or securities intermediaries set forth on Schedule 2.7(a) (each a "Cash Management Bank"). Borrowers shall and shall cause each of their Subsidiaries to (i) request in writing and otherwise take such reasonable steps to ensure that all of their and their Subsidiaries' Account Debtors forward payment of the amounts owed by them directly to a Cash Management Account with respect to which the applicable Borrower or Subsidiary has delivered to Lender a Control Agreement or an account with respect to which Lender is the customer of the depository bank (each a "Lender Deposit Account"), and (ii) deposit or cause to be deposited promptly, and in any event no later than the first Business Day after the date of receipt thereof, all of their Collections (including those sent directly by their Account Debtors to Borrowers or their Subsidiaries) into a Cash Management Account with respect to which the applicable Borrower or Subsidiary has delivered a Control Agreement or a Lender Deposit Account; provided, however, that foreign Account Debtors of CryoLife Europa Ltd. may make payments directly to an Excluded Account and any Collections received by CryoLife Europa Ltd. in respect of its foreign Account Debtors may be deposited into an Excluded Account.

          (b)   Each Cash Management Bank shall establish and maintain Control Agreements with Lender and a Borrower or Subsidiary of a Borrower, as applicable, in form and substance acceptable to Lender; provided, however, that Borrowers and their Subsidiaries shall not be required to deliver a Control Agreement with respect to any Deposit Account or Securities Account so long as the aggregate balance in all such accounts not subject to Control Agreements does not exceed in the aggregate $5,000,000 at any time (or, if either (i) Parent has not received at least $15,000,000 in net proceeds from an offering of Stock on or before March 31, 2005 or (ii) at any time after March 31, 2005, the collected balance in Cash Management Accounts subject to

  Control Agreements is less than $10,000,000 in the aggregate, such $5,000,000 limit shall be reduced to $2,000,000 from and after March 31, 2005 or, in the case of clause (ii), from and after the date such collected balance in Cash Management Accounts subject to Control Agreements is less than $10,000,000 in the aggregate) (collectively, such accounts with respect to which a Control Agreement is not required, the "Excluded Accounts" and each an "Excluded Account"). Each such Control Agreement shall provide, among other things, that (i) the Cash Management Bank will comply with any instructions originated by Lender directing the disposition of the funds in such Deposit Account (or, in the case of a Securities Account, entitlement orders originated by Lender) without further consent by Borrowers or their Subsidiaries, as applicable, (ii) the Cash Management Bank has no rights of setoff or recoupment or any other claim against the applicable Deposit Account or Securities Account, other than for payment of its service fees and other charges directly related to the administration of such account and, in the case of a Deposit Account, for returned checks or other items of payment, and (iii) upon written notice by Lender without further consent by Borrower or their Subsidiaries, it will forward by daily sweep all amounts in the applicable Deposit Account or Securities Account to the Lender's Account. Notwithstanding the foregoing, Lender agrees that it shall not send any such notice or otherwise direct the disposition of funds in any such Cash Management Account unless and until an Event of Default has occurred or Excess Availability first drops below $7,500,000 after the Closing Date.

          (c)   So long as no Default or Event of Default has occurred and is continuing, Administrative Borrower may amend Schedule 2.7(a) to add or replace a Cash Management Bank or Cash Management Account; provided, however, that (i) such prospective Cash Management Bank shall be reasonably satisfactory to Lender, and (ii) unless such account is an Excluded Account, prior to the time of the opening of such Cash Management Account, a Borrower or its Subsidiary, as applicable, and such prospective Cash Management Bank shall have executed and delivered to Lender a Control Agreement. Borrowers (or their Subsidiaries, as applicable) shall close any of their Cash Management Accounts (and establish replacement cash management accounts in accordance with the foregoing sentence) promptly and in any event within 30 days of notice from Lender that such Cash Management Bank no longer has an issuer credit rating of A2 or A or better from Moody's or S&P, respectively, and is no longer acceptable to Lender in Lender's reasonable judgment, or as promptly as practicable and in any event within 60 days of notice from Lender that the operating performance, funds transfer, or availability procedures or performance of such Cash Management Bank with respect to such accounts or Lender's liability under any Control Agreement with such Cash Management Bank is no longer acceptable in Lender's reasonable judgment.

          (d)   Except for the Excluded Accounts, all Cash Management Accounts shall be cash collateral accounts subject to Control Agreements.

        2.8    Crediting Payments; Clearance Charge.    The receipt of any payment item by Lender (whether from transfers to Lender by the Cash Management Banks pursuant to the Control Agreements or otherwise) shall not be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to the Lender's Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Borrowers shall be deemed not to have made such payment and interest shall be calculated accordingly. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Lender only if it is received into the Lender's Account on a Business Day on or before 11:00 a.m. (California time). If any payment item is received into the Lender's Account on a non-Business Day or after 11:00 a.m. (California time) on a Business Day, it shall be deemed to have been received by Lender as of the opening of business on the immediately following Business Day. The parties acknowledge and agree that the economic benefit of the foregoing provisions of this Section 2.8 shall be for the exclusive benefit of Lender.

        2.9    Designated Account.    Lender is authorized to make the Advances, and Lender is authorized to issue the Letters of Credit, under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person or, without instructions, if pursuant to Section 2.6(d). Administrative Borrower agrees to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Advances requested by Borrowers and made by Lender hereunder. Unless otherwise agreed by Lender and Administrative Borrower, any Advance requested by Borrowers and made by Lender hereunder shall be made to the Designated Account.

        2.10    Maintenance of Loan Account; Statements of Obligations.    Lender shall maintain an account on its books in the name of Borrowers (the "Loan Account") on which Borrowers will be charged with, all Advances made by Lender to Borrowers or for Borrowers' account, the Letters of Credit issued by Lender for Borrowers' account, and with all other payment Obligations hereunder or under the other Loan Documents (except for Bank Product Obligations), including, accrued interest, fees and expenses, and Lender Expenses. In accordance with Section 2.8, the Loan Account will be credited with all payments received by Lender from Borrowers or for Borrowers' account, including all amounts received in the Lender's Account from any Cash Management Bank. Lender shall render statements regarding the Loan Account to Administrative Borrower, including principal, interest, fees, and including an itemization of all charges and expenses constituting Lender Expenses owing, and such statements, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrowers and Lender unless, within 30 days after receipt thereof by Administrative Borrower, Administrative Borrower shall deliver to Lender written objection thereto describing the error or errors contained in any such statements.

        2.11    Fees.    Borrowers shall pay to Lender, as and when due and payable under the terms of the Fee Letter, the fees set forth in the Fee Letter.

        2.12    Letters of Credit.

          (a)   Subject to the terms and conditions of this Agreement, Lender agrees to issue letters of credit for the account of Borrowers (each, an "L/C") or to purchase participations or execute indemnities or reimbursement obligations (each such undertaking, an "L/C Undertaking") with respect to letters of credit issued by an Underlying Issuer (as of the Closing Date, the prospective Underlying Issuer is to be Wells Fargo) for the account of Borrowers. Each request for the issuance of a Letter of Credit or the amendment, renewal, or extension of any outstanding Letter of Credit shall be made in writing by an Authorized Person and delivered to Lender via hand delivery, telefacsimile, or other electronic method of transmission reasonably in advance of the requested date of issuance, amendment, renewal, or extension. Each such request shall be in form and substance satisfactory to Lender in its Permitted Discretion and shall specify (i) the amount of such Letter of Credit, (ii) the date of issuance, amendment, renewal, or extension of such Letter of Credit, (iii) the expiration date of such Letter of Credit, (iv) the name and address of the beneficiary thereof (or the beneficiary of the Underlying Letter of Credit, as applicable), and (v) such other information (including, in the case of an amendment, renewal, or extension, identification of the outstanding Letter of Credit to be so amended, renewed, or extended) as shall be necessary to prepare, amend, renew, or extend such Letter of Credit. If requested by Lender, Borrowers also shall be an applicant under the application with respect to any Underlying Letter of Credit that is to be the subject of an L/C Undertaking. Lender shall have no obligation to issue a Letter of Credit if any of the following would result after giving effect to the issuance of such requested Letter of Credit:

              (i)  the Letter of Credit Usage would exceed the Borrowing Base less the outstanding amount of Advances, or

             (ii)  the Letter of Credit Usage would exceed $2,000,000, or

            (iii)  the Letter of Credit Usage would exceed the Maximum Revolver Amount less the outstanding amount of Advances.

        Borrowers and Lender acknowledge and agree that certain Underlying Letters of Credit may be issued to support letters of credit that already are outstanding as of the Closing Date. Each Letter of Credit (and corresponding Underlying Letter of Credit) shall be in form and substance acceptable to Lender (in the exercise of its Permitted Discretion), including the requirement that the amounts payable thereunder must be payable in Dollars. If Lender is obligated to advance funds under a Letter of Credit, Borrowers immediately shall reimburse such L/C Disbursement to Lender by paying to Lender an amount equal to such L/C Disbursement not later than 11:00 a.m., California time, on the date that such L/C Disbursement is made, if Administrative Borrower shall have received written or telephonic notice of such L/C Disbursement prior to 10:00 a.m., California time, on such date, or, if such notice has not been received by Administrative Borrower prior to such time on such date, then not later than 11:00 a.m., California time, on the Business Day that Administrative Borrower receives such notice, if such notice is received prior to 10:00 a.m., California time, on the date of receipt, and, in the absence of such reimbursement, the L/C Disbursement immediately and automatically shall be deemed to be an Advance hereunder and, thereafter, shall bear interest at the rate then applicable to Advances under Section 2.6. To the extent an L/C Disbursement is deemed to be an Advance hereunder, Borrowers' obligation to reimburse such L/C Disbursement shall be discharged and replaced by the resulting Advance.

          (b)   Each Borrower hereby agrees to indemnify, save, defend, and hold Lender harmless from any loss, cost, expense, or liability, and reasonable attorneys fees incurred by Lender arising out of or in connection with any Letter of Credit; provided, however, that no Borrower shall be obligated hereunder to indemnify for any loss, cost, expense, or liability to the extent that it is caused by the gross negligence or willful misconduct of Lender. Each Borrower agrees to be bound by the Underlying Issuer's regulations and interpretations of any Underlying Letter of Credit or by Lender's interpretations of any L/C issued by Lender to or for such Borrower's account, even though this interpretation may be different from such Borrower's own, and each Borrower understands and agrees that Lender shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrowers' instructions or those contained in the Letter of Credit or any modifications, amendments, or supplements thereto. Each Borrower understands that the L/C Undertakings may require Lender to indemnify the Underlying Issuer for certain costs or liabilities arising out of claims by Borrowers against such Underlying Issuer. Each Borrower hereby agrees to indemnify, save, defend, and hold Lender harmless with respect to any loss, cost, expense (including reasonable attorneys fees), or liability incurred by Lender under any L/C Undertaking as a result of Lender's indemnification of any Underlying Issuer; provided, however, that no Borrower shall be obligated hereunder to indemnify for any loss, cost, expense, or liability to the extent that it is caused by the gross negligence or willful misconduct of Lender. Each Borrower hereby acknowledges and agrees that Lender shall not be responsible for delays, errors, or omissions resulting from the malfunction of equipment in connection with any Letter of Credit.

          (c)   Each Borrower hereby authorizes and directs any Underlying Issuer to deliver to Lender all instruments, documents, and other writings and property received by such Underlying Issuer pursuant to such Underlying Letter of Credit and to accept and rely upon Lender's instructions with respect to all matters arising in connection with such Underlying Letter of Credit and the related application.

          (d)   Any and all issuance charges, commissions, fees, and costs incurred by Lender relating to Underlying Letters of Credit shall be Lender Expenses for purposes of this Agreement and immediately shall be reimbursable by Borrowers to Lender for the account of Lender; it being acknowledged and agreed by each Borrower that, as of the Closing Date, the issuance charge imposed by the prospective Underlying Issuer is .825% per annum times the face amount of each Underlying Letter of Credit, that such issuance charge may be changed from time to time, and that the Underlying Issuer also imposes a schedule of charges for amendments, extensions, drawings, and renewals.

          (e)   If by reason of (i) any change after the Closing Date in any applicable law, treaty, rule, or regulation or any change in the interpretation or application thereof by any Governmental Authority, or (ii) compliance by the Underlying Issuer or Lender with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Federal Reserve Board as from time to time in effect (and any successor thereto):

              (i)  any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued hereunder, or

             (ii)  there shall be imposed on the Underlying Issuer or Lender any other condition regarding any Underlying Letter of Credit or any Letter of Credit issued pursuant hereto;

and the result of the foregoing is to increase, directly or indirectly, the cost to Lender of issuing, making, guaranteeing, or maintaining any Letter of Credit or to reduce the amount receivable in respect thereof by Lender, then, and in any such case, Lender may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Administrative Borrower, and Borrowers shall pay on demand such amounts as Lender may specify to be necessary to compensate Lender for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Advances. The determination by Lender of any amount due pursuant to this Section, as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

        2.13    Intentionally Omitted.

        2.14    Capital Requirements.    If, after the date hereof, Lender determines that (i) the adoption of or change in any law, rule, regulation or guideline regarding capital requirements for banks or bank holding companies, or any change in the interpretation or application thereof by any Governmental Authority charged with the administration thereof, or (ii) compliance by Lender or its parent bank holding company with any guideline, request or directive of any such entity regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on Lender's or such holding company's capital as a consequence of Lender's obligations hereunder to a level below that which Lender or such holding company could have achieved but for such adoption, change, or compliance (taking into consideration Lender's or such holding company's then existing policies with respect to capital adequacy and assuming the full utilization of such entity's capital) by any amount deemed by Lender to be material, then Lender may notify Administrative Borrower thereof. Following receipt of such notice, Borrowers agree to pay Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 90 days after presentation by Lender of a statement in the amount and setting forth in reasonable detail Lender's calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error). In determining such amount, Lender may use any reasonable averaging and attribution methods.

        2.15    Joint and Several Liability of Borrowers.

          (a)   Each Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by Lender under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations.

          (b)   Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including, without limitation, any Obligations arising under this Section 2.15), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them.

          (c)   If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such Obligation.

          (d)   The Obligations of each Borrower under the provisions of this Section 2.15 constitute the absolute and unconditional, full recourse Obligations of each Borrower enforceable against each such Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstances whatsoever.

          (e)   Except as otherwise expressly provided in this Agreement, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of any Advances or Letters of Credit issued under or pursuant to this Agreement, notice of the occurrence of any Default, Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by Lender under or in respect of any of the Obligations, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement). Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Lender at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Lender in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of Lender with respect to the failure by any Borrower to comply with any of its respective Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 2.15 afford grounds for terminating, discharging or relieving any Borrower, in whole or in part, from any of its Obligations under this Section 2.15, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of each Borrower under this Section 2.15 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each Borrower under this Section 2.15shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any Borrower or Lender.

          (f)    Each Borrower represents and warrants to Lender that such Borrower is currently informed of the financial condition of Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Borrower further represents and warrants to Lender that such Borrower has read and understands the terms and conditions of the Loan Documents. Each Borrower hereby covenants that such

  Borrower will continue to keep informed of Borrowers' financial condition, the financial condition of other guarantors, if any, and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.

          (g)   Each Borrower waives all rights and defenses arising out of an election of remedies by Lender, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed Lender's rights of subrogation and reimbursement against such Borrower.

          (h)   Intentionally omitted.

          (i)    The provisions of this Section 2.15 are made for the benefit of Lender and its successors and assigns, and may be enforced by it or them from time to time against any or all Borrowers as often as occasion therefor may arise and without requirement on the part of Lender, successor or assign first to marshal any of its or their claims or to exercise any of its or their rights against any Borrower or to exhaust any remedies available to it or them against any Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 2.15 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by Lender upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section 2.15 will forthwith be reinstated in effect, as though such payment had not been made.

          (j)    Each Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation against any other Borrower with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to Lender with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been paid in full in cash. Any claim which any Borrower may have against any other Borrower with respect to any payments to Lender hereunder or under any other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor.

          (k)   Each Borrower hereby agrees that, after the occurrence and during the continuance of any Default or Event of Default, the payment of any amounts due with respect to the indebtedness owing by any Borrower to any other Borrower is hereby subordinated to the prior payment in full in cash of the Obligations. Each Borrower hereby agrees that after the occurrence and during the continuance of any Default or Event of Default, such Borrower will not demand, sue for or otherwise attempt to collect any indebtedness of any other Borrower owing to such Borrower until the Obligations shall have been paid in full in cash. If, notwithstanding the foregoing sentence, such Borrower shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by such Borrower as trustee for Lender, and such Borrower shall deliver any such amounts to Lender for application to the Obligations in accordance with Section 2.4(b).

3.     CONDITIONS; TERM OF AGREEMENT.

        3.1    Conditions Precedent to the Initial Extension of Credit.    The obligation of Lender to make the initial extension of credit provided for hereunder, is subject to the fulfillment, to the satisfaction of Lender of each of the conditions precedent set forth on Schedule 3.1 (the making of such initial extension of credit by Lender being conclusively deemed to be its satisfaction or waiver of the conditions precedent).

        3.2    Conditions Precedent to all Extensions of Credit.    The obligation of Lender to make any Advances hereunder at any time (or to extend any other credit hereunder) shall be subject to the following conditions precedent:

          (a)   the representations and warranties contained in this Agreement or in the other Loan Documents shall be true and correct in all material respects on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date);

          (b)   no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof;

          (c)   no injunction, writ, restraining order, or other order of any nature restricting or prohibiting, directly or indirectly, the extending of such credit shall have been issued and remain in force by any Governmental Authority against any Borrower, Lender, or any of their Affiliates; and

          (d)   no Material Adverse Change shall have occurred.

        3.3    Term.    This Agreement shall continue in full force and effect for a term ending on the date three (3) years following the Closing Date (the "Maturity Date"). The foregoing notwithstanding, Lender shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default.

        3.4    Effect of Termination.    On the date of termination of this Agreement, all Obligations (including contingent reimbursement obligations of Borrowers with respect to outstanding Letters of Credit and including all Bank Product Obligations) immediately shall become due and payable without notice or demand (including (a) either (i) providing cash collateral to be held by Lender in an amount equal to 105% of the Letter of Credit Usage, or (ii) causing the original Letters of Credit to be returned to Lender, and (b) providing cash collateral (in an amount determined by Lender as sufficient to satisfy the reasonably estimated credit exposure) to be held by Lender for the benefit of the Bank Product Providers with respect to the Bank Product Obligations). No termination of this Agreement, however, shall relieve or discharge Borrowers or their Subsidiaries of their duties, Obligations, or covenants hereunder or under any other Loan Document and the Lender's Liens in the Collateral shall remain in effect until all Obligations have been paid in full and Lender's obligations to provide additional credit hereunder have been terminated. When this Agreement has been terminated and all of the Obligations have been paid in full and Lender's obligations to provide additional credit under the Loan Documents have been terminated irrevocably, Lender will, at Borrowers' sole expense, execute and deliver any termination statements, lien releases, mortgage releases, re-assignments of trademarks, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, the Lender's Liens and all notices of security interests and liens previously filed by Lender with respect to the Obligations.

        3.5    Early Termination by Borrowers.    Borrowers have the option, at any time upon 90 days prior written notice by Administrative Borrower to Lender, to terminate this Agreement by paying to Lender, in cash, the Obligations (including (a) either (i) providing cash collateral to be held by Lender in an amount equal to 105% of the Letter of Credit Usage, or (ii) causing the original Letters of Credit to be returned to Lender, and (b) providing cash collateral (in an amount determined by Lender as sufficient to satisfy the reasonably estimated credit exposure) to be held by Lender for the benefit of the Bank Product Providers with respect to the Bank Product Obligations), in full. If Administrative Borrower has sent a notice of termination pursuant to the provisions of this Section, then Lender's obligations to extend credit hereunder shall terminate and Borrowers shall be obligated to repay the Obligations (including (a) either (i) providing cash collateral to be held by Lender in an amount equal to 105% of the Letter of Credit Usage, or (ii) causing the original Letters of Credit to be returned to Lender, and (b) providing cash collateral (in an amount determined by Lender as sufficient to satisfy the reasonably estimated credit exposure) to be held by Lender for the benefit of the Bank Product Providers with respect to the Bank Products Obligations), in full, on the date set forth as the date of termination of this Agreement in such notice.

4.     REPRESENTATIONS AND WARRANTIES.

        In order to induce Lender to enter into this Agreement, each Borrower makes the following representations and warranties to Lender which shall be true, correct, and complete, in all material respects, as of the date hereof, and shall be true, correct, and complete, in all material respects, as of the Closing Date, and at and as of the date of the making of each Advance (or other extension of credit) made thereafter, as though made on and as of the date of such Advance (or other extension of credit) (except to the extent that such representations and warranties relate solely to an earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:

        4.1    No Encumbrances.    Each Borrower and its Subsidiaries has good and indefeasible title to, or a valid leasehold interest in, their personal property assets and good and marketable title to, or a valid leasehold interest in, their Real Property, in each case, free and clear of Liens except for Permitted Liens.

        4.2    Intentionally Omitted.

        4.3    Intentionally Omitted.

        4.4    Equipment.    Each material item of Equipment of Borrowers and their Subsidiaries is used or held for use in their business and is in good working order, ordinary wear and tear and damage by casualty excepted.

        4.5    Location of Inventory and Equipment.    The Inventory and Equipment (other than vehicles or Equipment out for repair) of Borrowers and their Subsidiaries are not stored with a bailee, warehouseman, or similar party and are located only at, or in-transit between, the locations identified on Schedule 4.5 (as such Schedule may be updated pursuant to Section 5.9).

        4.6    Inventory Records.    Each Borrower keeps correct and accurate records itemizing and describing the type, quality, and quantity of its and its Subsidiaries' Inventory and the book value thereof.

        4.7    State of Incorporation; Location of Chief Executive Office; Organizational Identification Number; Commercial Tort Claims.

          (a)   The jurisdiction of organization of each Borrower and each of its Subsidiaries is set forth on Schedule 4.7(a).

          (b)   The chief executive office of each Borrower and each of its Subsidiaries is located at the address indicated on Schedule 4.7(b) (as such Schedule may be updated pursuant to Section 5.9).

          (c)   Each Borrower's and each of its Subsidiaries' organizational identification number, if any, is identified on Schedule 4.7(c).

          (d)   As of the Closing Date, Borrowers and their Subsidiaries do not hold any commercial tort claims, except as set forth on Schedule 4.7(d).

        4.8    Due Organization and Qualification; Subsidiaries.

          (a)   Each Borrower and each Subsidiary of a Borrower is duly organized and existing and in good standing under the laws of the jurisdiction of its organization and qualified to do business in any state where the failure to be so qualified reasonably could be expected to result in a Material Adverse Change.

          (b)   Set forth on Schedule 4.8(b), is a complete and accurate description of the authorized capital Stock of each Borrower, by class, and, as of the Closing Date, a description of the number of shares of each such class that are issued and outstanding. Other than as described on Schedule 4.8(b), there are no subscriptions, options, warrants, or calls relating to any shares of each Borrower's capital Stock, including any right of conversion or exchange under any outstanding security or other instrument.

          (c)   Set forth on Schedule 4.8(c), is a complete and accurate list of each Borrower's direct and indirect Subsidiaries, showing: (i) the jurisdiction of their organization, (ii) the number of shares of each class of common and preferred Stock authorized for each of such Subsidiaries, and (iii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by the applicable Borrower. All of the outstanding capital Stock of each such Subsidiary has been validly issued and is fully paid and non-assessable.

          (d)   Except as set forth on Schedule 4.8(c), there are no subscriptions, options, warrants, or calls relating to any shares of any Borrower's Subsidiaries' capital Stock, including any right of conversion or exchange under any outstanding security or other instrument. No Borrower or any of its respective Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of any Borrower's Subsidiaries' capital Stock or any security convertible into or exchangeable for any such capital Stock.

        4.9    Due Authorization; No Conflict.

          (a)   As to each Borrower, the execution, delivery, and performance by such Borrower of this Agreement and the other Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Borrower.

          (b)   As to each Borrower, the execution, delivery, and performance by such Borrower of this Agreement and the other Loan Documents to which it is a party do not and will not (i) violate any provision of federal, state, or local law or regulation applicable to any Borrower, the Governing Documents of any Borrower, or any order, judgment, or decree of any court or other Governmental Authority binding on any Borrower, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation of any Borrower, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of Borrower, other than Permitted Liens, or (iv) require any approval of any Borrower's interestholders or any approval or consent of any Person under any material contractual obligation of any Borrower, other than consents or approvals that have been obtained and that are still in force and effect.

          (c)   Other than the filing of financing statements, and the recordation of the Mortgages, the execution, delivery, and performance by each Borrower of this Agreement and the other Loan Documents to which such Borrower is a party do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than consents or approvals that have been obtained and that are still in force and effect.

          (d)   As to each Borrower, this Agreement and the other Loan Documents to which such Borrower is a party, and all other documents contemplated hereby and thereby, when executed and delivered by such Borrower will be the legally valid and binding obligations of such Borrower, enforceable against such Borrower in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors' rights generally.

          (e)   The Lender's Liens are validly created, perfected, and first priority Liens, subject only to Permitted Liens.

          (f)    The execution, delivery, and performance by each Guarantor of the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Guarantor.

          (g)   The execution, delivery, and performance by each Guarantor of the Loan Documents to which it is a party do not and will not (i) violate any provision of federal, state, or local law or regulation applicable to such Guarantor, the Governing Documents of such Guarantor, or any order, judgment, or decree of any court or other Governmental Authority binding on such Guarantor, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation of such Guarantor, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of such Guarantor, other than Permitted Liens, or (iv) require any approval of such Guarantor's interestholders or any approval or consent of any Person under any material contractual obligation of such Guarantor, other than consents or approvals that have been obtained and that are still in force and effect.

          (h)   Other than the filing of financing statements and the recordation of the Mortgages, the execution, delivery, and performance by each Guarantor of the Loan Documents to which such Guarantor is a party do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than consents or approvals that have been obtained and that are still in force and effect.

          (i)    The Loan Documents to which each Guarantor is a party, and all other documents contemplated hereby and thereby, when executed and delivered by such Guarantor will be the legally valid and binding obligations of such Guarantor, enforceable against such Guarantor in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors' rights generally.

        4.10    Litigation.    Other than those matters disclosed on Schedule 4.10, and other than matters arising after the Closing Date that reasonably could not be expected to result in a Material Adverse Change, there are no actions, suits, or proceedings pending or, to the best knowledge of each Borrower, threatened against any Borrower or any of its Subsidiaries.

        4.11    No Material Adverse Change.    All financial statements relating to Borrowers and their Subsidiaries or Guarantor that have been delivered by Borrowers to Lender have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, Borrowers' and their Subsidiaries' (or any Guarantor's, as applicable) financial condition as of the date thereof and results of operations for the period then ended. There has not been a Material Adverse Change with respect to Borrowers and their Subsidiaries (or any Guarantor, as applicable) since the date of the latest financial statements submitted to Lender on or before the Closing Date.

        4.12    Fraudulent Transfer.

          (a)   Each Borrower and each Subsidiary of a Borrower is Solvent.

          (b)   No transfer of property is being made by any Borrower or any Subsidiary of a Borrower and no obligation is being incurred by any Borrower or any Subsidiary of a Borrower in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of Borrowers or their Subsidiaries.

        4.13    Employee Benefits.    None of Borrowers, any of their Subsidiaries, or any of their ERISA Affiliates maintains or contributes to any Benefit Plan.

        4.14    Environmental Condition.    Except as set forth on Schedule 4.14, (a) to Borrowers' knowledge, none of Borrowers' or their Subsidiaries' properties or assets has ever been used by Borrowers, their Subsidiaries, or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such use, production, storage, handling, treatment, release or transport was in violation, in any material respect, of any applicable Environmental Law, (b) to Borrowers' knowledge, none of Borrowers' nor their Subsidiaries' properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, (c) none of Borrowers nor any of their Subsidiaries have received notice that a Lien arising under any Environmental Law has attached to any revenues or to any Real Property owned or operated by Borrowers or their Subsidiaries, and (d) none of Borrowers nor any of their Subsidiaries have received a summons, citation, notice, or directive from the United States Environmental Protection Agency or any other federal or state governmental agency concerning any action or omission by any Borrower or any Subsidiary of a Borrower resulting in the releasing or disposing of Hazardous Materials into the environment.

        4.15    Intellectual Property.    Each Borrower and each Subsidiary of a Borrower owns, or holds licenses in, all trademarks, trade names, copyrights, patents, patent rights, and licenses that are necessary to the conduct of its business as currently conducted, and attached hereto as Schedule 4.15 (as updated from time to time) is a true, correct, and complete listing of all material patents, patent applications, trademarks, trademark applications, copyrights, and copyright registrations as to which each Borrower or one of its Subsidiaries is the owner or is an exclusive licensee.

        4.16    Leases.    Borrowers and their Subsidiaries enjoy peaceful and undisturbed possession under all leases material to their business and to which they are parties or under which they are operating and all of such material leases are valid and subsisting and no material default by Borrowers or their Subsidiaries exists under any of them.

        4.17    Deposit Accounts and Securities Accounts.    Set forth on Schedule 2.7 is a listing of all of Borrowers' and their Subsidiaries' Deposit Accounts and Securities Accounts, including, with respect to each bank or securities intermediary (a) the name and address of such Person, and (b) the account numbers of the Deposit Accounts or Securities Accounts maintained with such Person.

        4.18    Complete Disclosure.    All factual information (taken as a whole) furnished by or on behalf of Borrowers or their Subsidiaries in writing to Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement, the other Loan Documents, or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of Borrowers or their Subsidiaries in writing to Lender will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided. On the Closing Date, the Closing Date Projections represent, and as of the date on which any other Projections are delivered to Lender, such additional Projections represent Borrowers' good faith estimate of their and their Subsidiaries' future performance for the periods covered thereby.

        4.19    Indebtedness.    Set forth on Schedule 4.19 is a true and complete list of all Indebtedness of each Borrower and each Subsidiary of a Borrower outstanding immediately prior to the Closing Date that is to remain outstanding after the Closing Date and such Schedule accurately reflects the aggregate principal amount of such Indebtedness and describes the principal terms thereof.

5.     AFFIRMATIVE COVENANTS.

        Each Borrower covenants and agrees that, so long as any credit hereunder shall be available and until the payment in full of the Obligations, Borrowers shall and shall cause each of their respective Subsidiaries to do all of the following:

        5.1    Accounting System.    Maintain a system of accounting that enables Borrowers to produce financial statements in accordance with GAAP and maintain records pertaining to the Collateral that contain information as from time to time reasonably may be requested by Lender. Borrowers also shall keep a reporting system that shows all additions, sales, claims, returns, and allowances with respect to their and their Subsidiaries' sales.

        5.2    Collateral Reporting.    Provide Lender with each of the reports set forth on Schedule 5.2at the times specified therein.

        5.3    Financial Statements, Reports, Certificates.    Deliver to Lender each of the financial statements, reports, or other items set forth on Schedule 5.3 at the times specified herein. In addition, Parent agrees that no Subsidiary of Parent will have a fiscal year different from that of Parent.

        5.4    Intentionally Omitted.

        5.5    Inspection.    Permit Lender, and its duly authorized representatives or agents to visit any of its properties and inspect any of its assets or books and records, to examine and make copies of its books and records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers and employees at such reasonable times and intervals as Lender may designate and, so long as no Default or Event of Default exists, with reasonable prior notice to Administrative Borrower.

        5.6    Maintenance of Properties.    Maintain and preserve all of their properties which are necessary or useful in the proper conduct to their business in good working order and condition, ordinary wear, tear, and casualty excepted (and except where the failure to do so could not be expected to result in a Material Adverse Change), and comply at all times with the provisions of all material leases to which it is a party as lessee, so as to prevent any loss or forfeiture thereof or thereunder; provided, however, that if Borrowers determine in their reasonable business judgment not to continue their tissue business, they shall not be required to maintain assets used solely for such business.

        5.7    Taxes.    Cause all assessments and taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against Borrowers, their Subsidiaries, or any of their respective assets to be paid in full, before delinquency or before the expiration of any extension period, except to the extent that the validity of such assessment or tax shall be the subject of a Permitted Protest. Borrowers will and will cause their Subsidiaries to make timely payment or deposit of all tax payments and withholding taxes required of them by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Lender with proof satisfactory to Lender indicating that the applicable Borrower or Subsidiary of a Borrower has made such payments or deposits.

[***]—CONFIDENTIAL TREATMENT REQUESTED

        5.8    Insurance; Litigation Settlement.

          (a)   At Borrowers' expense, maintain insurance respecting their and their Subsidiaries' assets wherever located, covering loss or damage by fire, theft, explosion, and all other hazards and risks as ordinarily are insured against by other Persons engaged in the same or similar businesses. Borrowers also shall maintain business interruption, public liability, and product liability insurance, as well as insurance against larceny, embezzlement, and criminal misappropriation. All such policies of insurance shall be in such amounts and with such insurance companies as are reasonably satisfactory to Lender. Borrowers shall deliver copies of all such policies to Lender with an endorsement naming Lender as the sole loss payee (under a satisfactory lender's loss payable endorsement) or additional insured, as appropriate. Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than 30 days prior written notice to Lender in the event of cancellation of the policy for any reason whatsoever.

          (b)   Administrative Borrower shall give Lender prompt notice of any casualty loss or liability claim exceeding [***] that is not already disclosed on Schedule 4.10. With respect to losses or liability claims arising under litigation matters disclosed on Schedule 4.10, Borrowers shall have the exclusive right to adjust any losses payable under any insurance policies described above and, so long as (i) no Event of Default has occurred and is continuing and (ii) Excess Availability is equal to or greater than $7,500,000, Borrowers shall have the exclusive right to settle any such liability claims that are not covered by insurance. Following the occurrence and during the continuation of an Event of Default or if Excess Availability is less than $7,500,000, Borrowers shall not settle any such liability claim without the prior written consent of Lender. [***] Following the occurrence and during the continuation of an Event of Default, or in the case of any losses payable under such property/casualty insurance exceeding [***] or uninsured liability claims in excess of [***], Lender shall have the exclusive right to adjust any such losses payable under any such insurance policies, without any liability to Borrowers whatsoever in respect of such adjustments, and Borrowers shall not settle any such uninsured liability claims without the prior written consent of Lender. Any monies received as payment for any loss under any insurance policy mentioned above (other than liability insurance policies) or as payment of any award or compensation for condemnation or taking by eminent domain, shall be paid over to Lender to be applied at the option of Lender either to the prepayment of the Obligations or to be disbursed to Administrative Borrower under staged payment terms reasonably satisfactory to Lender for application to the cost of repairs, replacements, or restorations; provided, however, that, with respect to any such monies in an aggregate amount during any 12 consecutive month period not in excess of [***], so long as (A) no Default or Event of Default shall have occurred and is continuing, (B) Borrowers' Excess Availability is greater than $7,500,000, (C) Administrative Borrower shall have given Lender prior written notice of the Borrowers or their respective Subsidiaries' intention to apply such monies to the costs of repairs, replacement, or restoration of the property which is the subject of the loss, destruction, or taking by condemnation, (D) the monies are held in a cash collateral account in which Lender has a perfected first-priority security interest, and (E) Borrowers or their Subsidiaries complete such repairs, replacements, or restoration within 180 days after the initial receipt of such monies, Borrowers shall have the option to apply such monies to the costs of repairs, replacement, or restoration of the property which is the subject of the loss, destruction, or taking by condemnation unless and to the extent that such applicable period shall have expired without such repairs, replacements, or restoration being made, in which case, any amounts remaining in the cash collateral account shall be paid to Lender and applied as set forth above.

        5.9    Location of Inventory and Equipment.    Keep Borrowers' and their Subsidiaries' Inventory and Equipment (other than vehicles and Equipment out for repair) only at the locations identified on Schedule 4.5 and their chief executive offices only at the locations identified on Schedule 4.7(b);

provided, however, that Administrative Borrower may amend Schedule 4.5 or Schedule 4.7(b) so long as such amendment occurs by written notice to Lender not less than 30 days prior to the date on which such Inventory or Equipment is moved to such new location or such chief executive office is relocated, so long as such new location is within the continental United States, and so long as, at the time of such written notification, the applicable Borrower provides Lender a Collateral Access Agreement with respect thereto.

        5.10    Compliance with Laws.    Comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change.

        5.11    Leases.    Pay when due all rents and other amounts payable under any material leases to which any Borrower or any Subsidiary of a Borrower is a party or by which any Borrower's or any of its Subsidiaries' properties and assets are bound, unless such payments are the subject of a Permitted Protest.

        5.12    Existence.    At all times preserve and keep in full force and effect each Borrower's and each of its Subsidiaries' valid existence and good standing and any rights and franchises material to their businesses.

        5.13    Environmental.

          (a)   Keep any property either owned or operated by any Borrower or any Subsidiary of a Borrower free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens, (b) comply, in all material respects, with Environmental Laws and provide to Lender documentation of such compliance which Lender reasonably requests, (c) promptly notify Lender of any release of a Hazardous Material in any reportable quantity from or onto property owned or operated by any Borrower or any Subsidiary of a Borrower and take any Remedial Actions required to abate said release or otherwise to come into compliance with applicable Environmental Law, and (d) promptly, but in any event within 5 days of its receipt thereof, provide Lender with written notice of any of the following: (i) notice that an Environmental Lien has been filed against any of the real or personal property of any Borrower or any Subsidiary of a Borrower, (ii) commencement of any Environmental Action or notice that an Environmental Action will be filed against any Borrower or any Subsidiary of a Borrower, and (iii) notice of a violation, citation, or other administrative order which reasonably could be expected to result in a Material Adverse Change.

        5.14    Disclosure Updates.    Promptly and in no event later than 5 Business Days after obtaining knowledge thereof, notify Lender if any written information, exhibit, or report furnished to Lender contained, at the time it was furnished, any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made. The foregoing to the contrary notwithstanding, any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the affect of amending or modifying this Agreement or any of the Schedules hereto.

        5.15    Control Agreements.    Take all reasonable steps in order for Lender to obtain control in accordance with Sections 8-106, 9-104, 9-105, 9-106, and 9-107 of the Code with respect to (subject to the proviso contained in Section 6.12) all of its Securities Accounts, Deposit Accounts, electronic chattel paper, investment property, and letter of credit rights.

        5.16    Formation of Subsidiaries.    At the time that any Borrower or any Guarantor forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Closing Date, such

Borrower or such Guarantor shall (a) cause such new Subsidiary to provide to Lender a joinder to the Guaranty and the Security Agreement, together with such other security documents (including Mortgages with respect to any Real Property of such new Subsidiary), as well as appropriate financing statements (and with respect to all property subject to a Mortgage, fixture filings), all in form and substance satisfactory to Lender (including being sufficient to grant Lender a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary), (b) provide to Lender a pledge agreement and appropriate certificates and powers or financing statements, hypothecating all of the direct or beneficial ownership interest in such new Subsidiary, in form and substance satisfactory to Lender, and (c) provide to Lender all other documentation, including one or more opinions of counsel satisfactory to Lender (which opinions shall be substantially similar to the opinion delivered on the Closing Date or in such other form as shall be acceptable to Lender), which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above (including policies of title insurance or other documentation with respect to all property subject to a Mortgage). Any document, agreement, or instrument executed or issued pursuant to this Section 5.16 shall be a Loan Document.

6.     NEGATIVE COVENANTS.

        Each Borrower covenants and agrees that, so long as any credit hereunder shall be available and until the payment in full of the Obligations, Borrowers will not and will not permit any of their respective Subsidiaries to do any of the following:

        6.1    Indebtedness.    Create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except:

          (a)   Indebtedness evidenced by this Agreement and the other Loan Documents, together with Indebtedness owed to Underlying Issuers with respect to Underlying Letters of Credit,

          (b)   Indebtedness set forth on Schedule 4.19,

          (c)   Permitted Purchase Money Indebtedness,

          (d)   Indebtedness arising from issuances by Borrowers of subordinated debt or debentures, provided that Borrowers enter into a subordination agreement relating to such Indebtedness in form and substance satisfactory to Lender, or

          (e)   refinancings, renewals, or extensions of Indebtedness permitted under clauses (b) and (c) of this Section 6.1 (and continuance or renewal of any Permitted Liens associated therewith) so long as: (i) the terms and conditions of such refinancings, renewals, or extensions do not, in Lender's reasonable judgment, materially impair the prospects of repayment of the Obligations by Borrowers or materially impair Borrowers' creditworthiness, (ii) such refinancings, renewals, or extensions do not result in an increase in the principal amount of, or interest rate (by more than two percent (2%)) with respect to, the Indebtedness so refinanced, renewed, or extended or add one or more Borrowers as liable with respect thereto if such additional Borrowers were not liable with respect to the original Indebtedness, (iii) such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions, that, taken as a whole, are materially more burdensome or restrictive to the applicable Borrower, (iv) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension Indebtedness must include subordination terms and conditions that are at least as favorable to Lender as those that were applicable to the refinanced, renewed, or extended Indebtedness, and (v) the Indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the

  Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended,

          (f)    endorsement of instruments or other payment items for deposit,

          (g)   Indebtedness composing Permitted Investments, and

          (h)   Indebtedness owed to insurance companies consisting of financed insurance premiums by such insurance companies so long as the aggregate principal amount of such Indebtedness does not exceed $3,000,000 at any time outstanding and the term of any such notes payable does not exceed one year.

        6.2    Liens.    Create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens (including Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is refinanced, renewed, or extended under Section 6.1(e) and so long as the replacement Liens only encumber those assets that secured the refinanced, renewed, or extended Indebtedness).

        6.3    Restrictions on Fundamental Changes.

          (a)   Enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its Stock; provided, however, that Parent may reorganize its tissue and products lines into separate lines of business,

          (b)   Liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution),

          (c)   Convey, sell, lease, license, assign, transfer, or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its assets,

          (d)   Suspend or go out of a substantial portion of its or their business; provided, however, that Parent may elect to sell or discontinue its tissue line of business upon the prior written consent of Lender,

          (e)   Create or acquire any Subsidiary; provided, however, that Borrowers may create any wholly owned United States domestic Subsidiary so long as Borrowers and such Subsidiary comply with Section 5.16.

        6.4    Disposal of Assets.    Other than Permitted Dispositions, convey, sell, lease, license, assign, transfer, or otherwise dispose of any of the assets of any Borrower or any Subsidiary of a Borrower.

        6.5    Change Name.    Change any Borrower's or any of its Subsidiaries' name, organizational identification number, state of organization, or organizational identity; provided, however, that a Borrower or a Subsidiary of a Borrower may change its name upon at least 30 days prior written notice by Administrative Borrower to Lender of such change and so long as, at the time of such written notification, such Borrower or such Subsidiary provides any financing statements necessary to perfect and continue perfected the Lender's Liens.

        6.6    Nature of Business.    Make any change in the principal nature of their business other than changes that are reasonable extensions of their business as of the Closing Date.

        6.7    Prepayments and Amendments.    Except in connection with a refinancing permitted by Section 6.1(e) ,

          (a)   optionally prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of any Borrower or any Subsidiary of a Borrower, other than the Obligations in accordance with this Agreement, and on the Closing Date Borrower may prepay certain Capitalized Lease Obligations described on Schedule 6.7,

          (b)   make any payment on account of Indebtedness that has been contractually subordinated in right of payment if such payment is not permitted at such time under the subordination terms and conditions, or

          (c)   directly or indirectly, amend, modify, alter, increase, or change any of the terms or conditions of any agreement, instrument, document, indenture, or other writing evidencing or concerning Indebtedness permitted under Section 6.1(b) or (c).

        6.8    Change of Control.    Cause, permit, or suffer, directly or indirectly, any Change of Control.

        6.9    Consignments.    Except for Inventory with an aggregate market value of less than $500,000, consign any of their Inventory or sell any of their Inventory on bill and hold, sale or return, sale on approval, or other conditional terms of sale.

        6.10    Distributions.    Other than (a) distributions or declaration and payment of dividends by a Borrower or a Subsidiary of a Borrower to a Borrower or (b) so long as Excess Availability plus Qualified Cash exceeds $7,500,000, declaration and payment of dividends by Parent on any of its preferred stock (whether currently outstanding or hereafter issued), make any distribution or declare or pay any dividends (in cash or other property, other than common Stock) on, or purchase, acquire, redeem, or retire any of any Borrower's Stock, of any class, whether now or hereafter outstanding.

        6.11    Accounting Methods.    Modify or change their fiscal year or their method of accounting (other than as may be required to conform to GAAP) or enter into, modify, or terminate any agreement currently existing, or at any time hereafter entered into with any third party accounting firm or service bureau for the preparation or storage of Borrowers' or their Subsidiaries' accounting records without said accounting firm or service bureau agreeing to provide Lender information regarding Borrowers' and their Subsidiaries' financial condition; provided, however, that Borrowers and their Subsidiaries shall be entitled to change their accounting firm to the extent required pursuant to any settlement agreement entered into in connection with any litigation matter referred to on Schedule 4.10 or as required by an order of a court of competent jurisdiction.

        6.12    Investments.    Except for Permitted Investments, directly or indirectly, make or acquire any Investment, or incur any liabilities (including contingent obligations) for or in connection with any Investment; provided, however, that Administrative Borrower and its Subsidiaries shall not have Permitted Investments in Deposit Accounts or Securities Accounts at any time unless either

(a) Administrative Borrower or its Subsidiary, as applicable, and the applicable securities intermediary or bank have entered into Control Agreements governing such Permitted Investments in order to perfect (and further establish) the Lender's Liens in such Permitted Investments or (b) such Deposit Accounts or Securities Accounts are Excluded Accounts. Subject to the foregoing proviso, Borrowers shall not and shall not permit their Subsidiaries to establish or maintain any Deposit Account or Securities Account unless Lender shall have received a Control Agreement in respect of such Deposit Account or Securities Account.

        6.13    Transactions with Affiliates.    Directly or indirectly enter into or permit to exist any transaction with any Affiliate of any Borrower except for transactions that (a) are in the ordinary course of Borrowers' business, (b) are upon fair and reasonable terms, (c) if they involve one or more payments by any Borrower or any of its Subsidiaries in excess of $5,000,000, are fully disclosed to Lender, and (d) are no less favorable to Borrowers or their respective Subsidiaries, as applicable, than would be obtained in an arm's length transaction with a non-Affiliate.

        6.14    Use of Proceeds.    Use the proceeds of the Advances for any purpose other than (a) on the Closing Date, to pay transactional fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby, and (b) thereafter, consistent with the terms and conditions hereof, for its lawful and permitted purposes.

        6.15    Inventory and Equipment with Bailees.    Store the Inventory or Equipment of Borrowers or their Subsidiaries at any time now or hereafter with a bailee, warehouseman, or similar party, provided, however, that (i) Borrowers and their Subsidiaries may store Inventory from their BioGlue Product Line in hospitals that use such products in the ordinary course of business so long as such products are segregated from Inventory owned by such hospitals and so long as such products are clearly marked as property of Borrowers and their Subsidiaries and (ii) Borrowers and their Subsidiaries may store Inventory at leased or bailee locations so long as a Collateral Access Agreement with respect to each such location (other than leased or bailee locations that in the aggregate do not have in excess of $500,000 of Inventory located there at any time) is delivered to Lender.

        6.16    Financial Covenants.

        With respect to any period ending as of the last day of any quarter, fail to maintain or achieve either:

          (a)   average Excess Availability plus Qualified Cash of at least $12,500,000 for the quarter then ended, or

          (b)   each of the following:

              (i)  EBITDA, measured on a quarter-end basis, of at least the required amount set forth in the following table for the applicable period set forth opposite thereto:

Applicable Amount	Applicable Period
$(12,500,000)	For the 12 month period ending March 31, 2005
$(11,000,000)	For the 12 month period ending June 30, 2005
$(5,000,000)	For the 12 month period ending September 30, 2005
$770,000	For the 12 month period ending December 31, 2005
The greater of $770,000 or 80% of the EBITDA projected by Borrowers for such period as set forth in the most recently delivered Projections approved by Lender	For the 12 month period ending on each fiscal quarter end thereafter

             (ii)  a BioGlue Gross Margin, measured on a fiscal quarter-end basis for the immediately preceding 12 month period, of at least 70%, and

            (iii)  Excess Availability plus Qualified Cash, as of any date, of at least $5,000,000.

7.     EVENTS OF DEFAULT.

        Any one or more of the following events shall constitute an event of default (each, an "Event of Default") under this Agreement:

        7.1    If Borrowers fail to pay when due and payable, or when declared due and payable, (a) all or any portion of the Obligations consisting of interest, fees, or charges due Lender, reimbursement of Lender Expenses, or other amounts (other than any portion thereof constituting principal) constituting Obligations (including any portion thereof that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), and such failure continues for a period of 3 Business Days, or (b) all or any portion of the principal of the Obligations);

        7.2    If any Borrower or any Subsidiary of any Borrower

          (a)   fails to perform or observe any covenant or other agreement contained in any of Sections 2.7, 5.2, 5.3, 5.5, 5.8, 5.12, 5.14, 5.16, and 6.1 through 6.16 of this Agreement;

          (b)   fails to perform or observe any covenant or other agreement contained in any of Sections 5.6, 5.7, 5.9, 5.10, 5.11, and 5.15 of this Agreement and such failure continues for a period of 10 days after the earlier of (i) the date on which such failure shall first become known to any officer of any Borrower or (ii) written notice thereof is given to Administrative Borrower by Lender; or

          (c)   fails to perform or observe any covenant or other agreement contained in such Agreement, or in any of the other Loan Documents; in each case, other than any such covenant or agreement that is the subject of another provision of this Section 7 (in which event such other provision of this Section 7 shall govern), and such failure continues for a period of 20 days after the earlier of (i) the date on which such failure shall first become known to any officer of any Borrower or (ii) written notice thereof is given to Administrative Borrower by Lender;

        7.3    If any material portion of any Borrower's or any of its Subsidiaries' assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any third Person and the same is not discharged before the earlier of 30 days after the date it first arises or 5 days prior to the date on which such property or asset is subject to forfeiture by such Borrower or the applicable Subsidiary;

        7.4    If an Insolvency Proceeding is commenced by any Borrower or any Subsidiary of a Borrower;

        7.5    If an Insolvency Proceeding is commenced against any Borrower or any Subsidiary of a Borrower, and any of the following events occur: (a) the applicable Borrower or such Subsidiary consents to the institution of such Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted, (c) the petition commencing the Insolvency Proceeding is not dismissed within 60 calendar days of the date of the filing thereof; (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, any Borrower or any Subsidiary of a Borrower, or (e) an order for relief shall have been issued or entered therein;

        7.6    If any Borrower or any Subsidiary of a Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs;

        7.7    If one or more judgments or other claims involving an aggregate amount of $1,000,000, or more (except to the extent covered by insurance pursuant to which the insurer has accepted liability therefor in writing) shall be entered or filed against (or, in the case of a settlement claim, entered into by) any Borrower or any Subsidiary of any Borrower or with respect to any of their respective assets, and (except in the case of a settlement) the same is not released, discharged, bonded against, or stayed pending appeal before the earlier of 30 days after the date it first arises or 5 days prior to the date on which such asset is subject to being forfeited by the applicable Borrower or the applicable Subsidiary;

        7.8    If there is a default in one or more agreements to which any Borrower or any Subsidiary of a Borrower is a party with one or more third Persons relative to Indebtedness of any Borrower or any Subsidiary of any Borrower involving an aggregate amount of $1,000,000 or more, and such default (i) occurs at the final maturity of the obligations thereunder, or (ii) results in a right by such third Person(s), irrespective of whether exercised, to accelerate the maturity of the applicable Borrower's or Subsidiary's obligations thereunder;

        7.9    If any warranty, representation, statement, or Record made herein or in any other Loan Document or delivered to Lender in connection with this Agreement or any other Loan Document proves to be untrue in any material respect as of the date of issuance or making or deemed making thereof;

        7.10    If the obligation of any Guarantor under the Guaranty is limited or terminated by operation of law or by such Guarantor;

        7.11    If the Security Agreement or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien on or security interest in the Collateral covered hereby or thereby, except as a result of a disposition of the applicable Collateral in a transaction permitted under this Agreement; or

        7.12    Any provision of any Loan Document shall at any time for any reason be declared to be null and void, or the validity or enforceability thereof shall be contested by any Borrower or any Subsidiary of a Borrower, or a proceeding shall be commenced by any Borrower or any Subsidiary of a Borrower, or by any Governmental Authority having jurisdiction over any Borrower or any Subsidiary of a Borrower, seeking to establish the invalidity or unenforceability thereof, or any Borrower or any

Subsidiary of a Borrower shall deny that it has any liability or obligation purported to be created under any Loan Document.

8.     LENDER'S RIGHTS AND REMEDIES.

        8.1    Rights and Remedies.    Upon the occurrence, and during the continuation, of an Event of Default, Lender (at its election but without notice of its election and without demand) may do any one or more of the following, all of which are authorized by Borrowers:

          (a)   Declare all or any portion of the Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable;

          (b)   Cease advancing money or extending credit to or for the benefit of Borrowers under this Agreement, under any of the Loan Documents, or under any other agreement between Borrowers and Lender;

          (c)   Terminate this Agreement and any of the other Loan Documents as to any future liability or obligation of Lender, but without affecting any of the Lender's Liens in the Collateral and without affecting the Obligations; and

          (d)   Lender shall have all other rights and remedies available at law or in equity or pursuant to any other Loan Document.

The foregoing to the contrary notwithstanding, upon the occurrence of any Event of Default described in Section 7.4 or Section 7.5, in addition to the remedies set forth above, without any notice to Borrowers or any other Person or any act by Lender, Lender's obligation to extend credit hereunder shall terminate and the Obligations then outstanding, together with all accrued and unpaid interest thereon, and all fees and all other amounts due under this Agreement and the other Loan Documents, shall automatically and immediately become due and payable, without presentment, demand, protest, or notice of any kind, all of which are expressly waived by Borrowers.

        8.2    Remedies Cumulative.    The rights and remedies of Lender under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. Lender shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Lender of one right or remedy shall be deemed an election, and no waiver by Lender of any Event of Default shall be deemed a continuing waiver. No delay by Lender shall constitute a waiver, election, or acquiescence by it.

        8.3    Bank Product Providers.    Each Bank Product Provider shall be deemed a party hereto for purposes of any reference in any Loan Document with respect to the Bank Product Providers or the Bank Product Obligations; it being understood and agreed that the rights and benefits of such Bank Product Provider under the Loan Documents consist exclusively of such Bank Provider's right to share in payments and collections out of the Collateral as more fully set forth herein. In connection with any such distribution of payments and collections, Lender shall be entitled to assume no amounts are due to any Bank Product Provider unless such Bank Product Provider has notified Lender in writing of the amount of any such liability owed to it prior to such distribution.

9.     TAXES AND EXPENSES.

        If any Borrower fails to pay any monies (whether taxes, assessments, insurance premiums, or, in the case of leased properties or assets, rents or other amounts payable under such leases) due to third Persons, or fails to make any deposits or furnish any required proof of payment or deposit, all as required under the terms of this Agreement, then, Lender, in its sole discretion and without prior notice to any Borrower, may do any or all of the following: (a) make payment of the same or any part thereof, (b) set up such reserves against the Borrowing Base or the Maximum Revolver Amount as

Lender deems necessary to protect Lender from the exposure created by such failure, or (c) in the case of the failure to comply with Section 5.8 hereof, obtain and maintain insurance policies of the type described in Section 5.8 and take any action with respect to such policies as Lender deems prudent. Any such amounts paid by Lender shall constitute Lender Expenses and any such payments shall not constitute an agreement by Lender to make similar payments in the future or a waiver by Lender of any Event of Default under this Agreement. Lender need not inquire as to, or contest the validity of, any such expense, tax, or Lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.

10.   WAIVERS; INDEMNIFICATION.

        10.1    Demand; Protest; etc.    Each Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by Lender on which any such Borrower may in any way be liable.

        10.2    Lender's Liability for Borrower Collateral.    Each Borrower hereby agrees that: (a) so long as Lender complies with its obligations, if any, under the Code, Lender shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Borrower Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Borrower Collateral shall be borne by Borrowers.

        10.3    Indemnification.    Each Borrower shall pay, indemnify, defend, and hold the Lender-Related Persons and each Participant (each, an "Indemnified Person") harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, and damages, and all reasonable attorneys fees and disbursements and other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution, delivery, enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of Borrowers' and their Subsidiaries' compliance with the terms of the Loan Documents, and (b) with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto (all the foregoing, collectively, the "Indemnified Liabilities"). The foregoing to the contrary notwithstanding, Borrowers shall have no obligation to any Indemnified Person under this Section 10.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person. This provision shall survive the termination of this Agreement and the repayment of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Borrowers were required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrowers with respect thereto. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

11.   NOTICES.

        Unless otherwise provided in this Agreement, all notices or demands by Borrowers or Lender to the other relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier or telefacsimile to Borrowers in care of Administrative Borrower or to Lender, as the case may be, at its address set forth below:

If to Administrative Borrower:	CRYOLIFE, INC. 1655 Roberts Boulevard N.W. Kennesaw, GA 30144 Attn: Mr. D. Ashley Lee Fax No.: (770) 419-3355
with copies to:	ARNALL GOLDEN GREGORY LLP 171 17th Street Suite 2100 Atlanta, Georgia 30363-1031 Attn: Sherman A. Cohen, Esq. Fax No.: (404) 873-8631
If to Lender:	WELLS FARGO FOOTHILL, INC. 1000 Abernathy Road, N.E., Suite 1450 Atlanta, GA 30328 Attn: Business Finance Division Manager Fax No.: 770—508-1374
with a copy to:	FOOTHILL CAPITAL CORPORATION 2450 Colorado Avenue, Suite 3000 West Santa Monica, CA 90404 Attn: Business Finance Division Manager Fax No.: 310—453-7442
with copies to:	PAUL, HASTINGS, JANOFSKY & WALKER LLP 600 Peachtree Street, NE, Suite 2400 Atlanta, GA 30308 Attn: Chris D. Molen, Esq. Fax No.: 404—815-2424

        Lender and Borrowers may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party. All notices or demands sent in accordance with this Section 11, other than notices by Lender in connection with enforcement rights against the Borrower Collateral under the provisions of the Code, shall be deemed received on the earlier of the date of actual receipt or 3 Business Days after the deposit thereof in the mail. Each Borrower acknowledges and agrees that notices sent by Lender in connection with the exercise of enforcement rights against Borrower Collateral under the provisions of the Code shall be deemed sent when deposited in the mail or personally delivered, or, where permitted by law, transmitted by telefacsimile or any other method set forth above.

12.   CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

          (a)   THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF GEORGIA.

          (b)   THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE COUNTY OF FULTON, STATE OF GEORGIA, PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT LENDER'S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE LENDER ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. BORROWERS AND LENDER WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 12(b).

          (c)   BORROWERS AND LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. BORROWERS AND LENDER REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

13.   ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.

        13.1    Assignments and Participations.

          (a)   Lender may assign and delegate to one or more assignees (each an "Assignee") that are Eligible Transferees all, or any ratable part of all, of the Obligations and the other rights and obligations of Lender hereunder and under the other Loan Documents, in a minimum amount of $5,000,000; provided, however, that Borrowers may continue to deal solely and directly with Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Administrative Borrower by Lender and the Assignee, and (ii) Lender and its Assignee have delivered to Administrative Borrower an Assignment and Acceptance. Anything contained herein to the contrary notwithstanding, the Assignee need not be an Eligible Transferee if such assignment is in connection with any merger, consolidation, sale, transfer, or other disposition of all or any substantial portion of the business or loan portfolio of the assigning Lender.

          (b)   From and after the date that Lender provides Administrative Borrower with such written notice and an executed Assignment and Acceptance, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of Lender under the Loan Documents, and (ii) Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 10.3 hereof) and be released from any future obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement and the other Loan Documents, Lender shall cease to be a party hereto and thereto), and such assignment shall effect a novation between Borrowers and the Assignee; provided, however, that nothing contained herein shall release Lender from obligations that survive the termination of this Agreement, including such assigning Lender's obligations under Article 15 of this Agreement.

          (c)   By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (1) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (2) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower or the performance or observance by any Borrower of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto, (3) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (4) such Assignee will, independently and without reliance upon such assigning Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, and (5) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

          (d)   Immediately upon Borrower's receipt of the fully executed Assignment and Acceptance, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the rights and duties of Lender arising therefrom.

          (e)   Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons (a "Participant") participating interests in Obligations and the other rights and interests of Lender hereunder and under the other Loan Documents; provided, however, that (i) Lender shall remain the "Lender" for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations and the other rights and interests of Lender hereunder shall not constitute a "Lender" hereunder or under the other Loan Documents and Lender's obligations under this Agreement shall remain unchanged, (ii) Lender shall remain solely responsible for the performance of such obligations, (iii) Borrowers and Lender shall continue to deal solely and directly with each other in connection with Lender's rights and obligations under this Agreement and the other Loan Documents, (iv) Lender shall not transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or substantially all of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through Lender, or (E) change the amount or due dates of scheduled principal repayments or prepayments or premiums, and (v) all amounts payable by Borrowers hereunder shall be determined as if Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement. The rights of any Participant only shall be derivative through Lender and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to Borrowers, the Collections of Borrowers or their Subsidiaries, the Collateral, or otherwise in respect of the Obligations. No Participant shall have the right to participate directly in the making of decisions by Lender.

          (f)    In connection with any such assignment or participation or proposed assignment or participation, a Lender may, subject to the provisions of Section 15.8, disclose all documents and information which it now or hereafter may have relating to Borrowers and their Subsidiaries and their respective businesses.

          (g)   Any other provision in this Agreement notwithstanding, Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR § 203.24, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

        13.2    Successors.    This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that Borrowers may not assign this Agreement or any rights or duties hereunder without Lender's prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by Lender shall release any Borrower from its Obligations. Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 13.1 hereof and, except as expressly required pursuant to Section 13.1 hereof, no consent or approval by any Borrower is required in connection with any such assignment.

14.   AMENDMENTS; WAIVERS.

        14.1    Amendments and Waivers.    No amendment or waiver of any provision of this Agreement or any other Loan Document (other than Bank Product Agreements), and no consent with respect to any departure by Borrowers therefrom, shall be effective unless the same shall be in writing and signed by Lender and Administrative Borrower (on behalf of all Borrowers) and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given.

        14.2    No Waivers; Cumulative Remedies.    No failure by Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Lender in exercising the same, will operate as a waiver thereof. No waiver by Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Lender on any occasion shall affect or diminish Lender's rights thereafter to require strict performance by Borrowers of any provision of this Agreement. Lender's rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Lender may have.

15.   GENERAL PROVISIONS.

        15.1    Effectiveness.    This Agreement shall be binding and deemed effective when executed by Borrowers and Lender.

        15.2    Section Headings.    Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

        15.3    Interpretation.    Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against Lender or Borrowers, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

        15.4    Severability of Provisions.    Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

        15.5    Withholding Taxes.    All payments made by any Borrower hereunder or under any note or other Loan Document will be made without setoff, counterclaim, or other defense. In addition, all such payments will be made free and clear of, and without deduction or withholding for, any present or future Taxes, and in the event any deduction or withholding of Taxes is required, each Borrower shall comply with the penultimate sentence of this Section 15.5. "Taxes" shall mean, any taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding any tax imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein measured by or based on the net income or net profits of Lender) and all interest, penalties or similar liabilities with respect thereto. If any Taxes are so levied or imposed, each Borrower agrees to pay the full amount of such Taxes and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement, any note, or Loan Document, including any amount paid pursuant to this Section 15.5 after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein; provided, however, that Borrowers shall not be required to increase any such amounts if the increase in such amount payable results from Lender's own willful misconduct or gross negligence (as finally determined by a court of competent jurisdiction). Each Borrower will furnish to Lender as promptly as possible after the date the payment of any Tax is due pursuant to applicable law certified copies of tax receipts evidencing such payment by any Borrower.

        15.6    Counterparts; Electronic Execution.    This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

        15.7    Revival and Reinstatement of Obligations.    If the incurrence or payment of the Obligations by any Borrower or Guarantor or the transfer to Lender of any property should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors' rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (collectively, a "Voidable Transfer"), and if Lender is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that Lender is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of Lender related thereto, the liability of Borrowers or Guarantor automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

        15.8    Confidentiality.    Lender agrees that material, non-public information regarding Borrowers and their Subsidiaries, their operations, assets, and existing and contemplated business plans shall be treated by Lender in a confidential manner, and shall not be disclosed by Lender to Persons who are not parties to this Agreement, except: (a) to attorneys for and other advisors, accountants, auditors, and consultants to any member of Lender, (b) to Subsidiaries and Affiliates of Lender (including the Bank Product Providers), provided that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 15.8, (c) as may be required by statute, decision, or judicial or administrative order, rule, or regulation, (d) as may be agreed to in advance by Administrative Borrower or its Subsidiaries or as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, (e) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Lender), (f) in connection with any assignment, prospective assignment, sale, prospective sale, participation or prospective participations, or pledge or prospective pledge of Lender's interest under this Agreement, provided that any such assignee, prospective assignee, purchaser, prospective purchaser, participant, prospective participant, pledgee, or prospective pledgee shall have agreed in writing to receive such information hereunder subject to the terms of this Section, and (g) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents. The provisions of this Section 15.8 shall survive for 2 years after the payment in full of the Obligations.

        15.9    Integration.    This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

        15.10    Parent as Agent for Borrowers.    Each Borrower hereby irrevocably appoints Parent as the borrowing agent and attorney-in-fact for all Borrowers (the "Administrative Borrower") which appointment shall remain in full force and effect unless and until Lender shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower. Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (i) to provide Lender with all notices with respect to Advances and Letters of Credit obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and (ii) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Advances and Letters of Credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the handling of the Loan Account and Collateral of Borrowers in a combined fashion, as more fully set forth herein, is done solely as an accommodation to Borrowers in order to utilize the collective borrowing powers of Borrowers in the most efficient and economical manner and at their request, and that Lender shall not incur liability to any Borrower as a result hereof. Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Loan Account and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group. To induce Lender to do so, and in consideration thereof, each Borrower hereby jointly and severally agrees to indemnify Lender harmless against any and all liability, expense, loss or claim of damage or injury, made against Lender by any Borrower or by any third party whosoever, arising from or incurred by reason of (a) the handling of the Loan Account and Collateral of Borrowers as herein provided, (b) Lender's relying on any instructions of the Administrative Borrower, or (c) any other action taken by Lender hereunder or under the other Loan Documents, except that Borrowers will have no liability to any Lender-Related Person under this Section 15.10 with respect to any liability that has been finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Lender-Related Person.

[Signature pages to follow.]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

CRYOLIFE, INC., a Florida corporation, as Borrower
By:
Title:
CRYOLIFE TECHNOLOGY, INC., a Nevada corporation, as Borrower
By:
Title:
AURAZYME PHARMACEUTICALS, INC., a Florida corporation, as Borrower
By:
Title:
WELLS FARGO FOOTHILL, INC., a California corporation, as Lender
By:
Title:

Schedule 1.1

        As used in the Agreement, the following terms shall have the following definitions:

        "Account" means an account (as that term is defined in the Code).

        "Account Debtor" means any Person who is obligated on an Account, chattel paper, or a general intangible.

        "ACH Transactions" means any cash management or related services (including the Automated Clearing House processing of electronic fund transfers through the direct Federal Reserve Fedline system) provided by a Bank Product Provider for the account of Administrative Borrower or its Subsidiaries.

        "Administrative Borrower" has the meaning specified therefor in Section 15.10.

        "Advances" has the meaning specified therefor in Section 2.1(a).

        "Affiliate" means, as applied to any Person, any other Person who controls, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Stock, by contract, or otherwise.

        "Agreement" means the Credit Agreement to which this Schedule 1.1 is attached.

        "Assignee" has the meaning specified therefor in Section 13.1(a).

        "Assignment and Acceptance" means an Assignment and Acceptance Agreement substantially in the form of Exhibit A-1.

        "Authorized Person" means any officer or employee of Administrative Borrower.

        "Availability" means, as of any date of determination, the amount that Borrowers are entitled to borrow as Advances hereunder (after giving effect to all then outstanding Obligations (other than Bank Product Obligations) and all sublimits and reserves then applicable hereunder).

        "Bank Product" means any financial accommodation extended to Administrative Borrower or its Subsidiaries by a Bank Product Provider (other than pursuant to the Agreement) including: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH Transactions, (f) cash management, including controlled disbursement, accounts or services, or (g) transactions under Hedge Agreements.

        "Bank Product Agreements" means those agreements entered into from time to time by Administrative Borrower or its Subsidiaries with a Bank Product Provider in connection with the obtaining of any of the Bank Products.

        "Bank Product Obligations" means all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by Administrative Borrower or its Subsidiaries to any Bank Product Provider pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all such amounts that Administrative Borrower or its Subsidiaries are obligated to reimburse to Lender as a result of Lender purchasing participations from, or executing indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Bank Products provided by such Bank Product Provider to Administrative Borrower or its Subsidiaries.

        "Bank Product Provider" means Wells Fargo or any of its Affiliates.

1

        "Bank Product Reserve" means, as of any date of determination, the amount of reserves that Lender has established (based upon the Bank Product Providers' reasonable determination of the credit exposure of Administrative Borrower and its Subsidiaries in respect of Bank Products) in respect of Bank Products then provided or outstanding.

        "Bankruptcy Code" means title 11 of the United States Code, as in effect from time to time.

        "Base Rate" means, the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its "prime rate", with the understanding that the "prime rate" is one of Wells Fargo's base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate.

        "Base Rate Margin" means 1 percentage point.

        "Benefit Plan" means a "defined benefit plan" (as defined in Section 3(35) of ERISA) for which any Borrower or any Subsidiary or ERISA Affiliate of any Borrower has been an "employer" (as defined in Section 3(5) of ERISA) within the past six years.

        "BioGlue Gross Margin" means, with respect to any period, the ratio (expressed as a percentage) of Borrowers' and its Subsidiaries' consolidated (a) gross revenues (net of allowances, discounts, returns and rebates) less cost of goods sold in respect of its BioGlue Product Line, to (b) the gross revenues (net of allowances, discounts, returns and rebates) in respect of its BioGlue Product Line.

        "BioGlue Product Line" means Borrowers' two-component surgical adhesive product line that is dispersed via a controlled delivery system and crosslinks to the repair site creating a flexible mechanical seal independently of the body's clotting mechanism.

        "Board of Directors" means the board of directors (or comparable managers) of Parent or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).

        "Borrower" and "Borrowers" have the respective meanings specified therefor in the preamble to the Agreement.

        "Borrowing" means a borrowing hereunder consisting of Advances made on the same day by Lender.

        "Borrowing Base" means, as of any date of determination, the result of:

          (a)   20% of the amount of the Enterprise Valuation, minus

          (b)   the sum of (i) the Bank Product Reserve and (ii) the aggregate amount of reserves, if any, established by Lender under Section 2.1(b).

        "Business Day" means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the state of Georgia.

        "Capital Expenditures" means, with respect to any Person for any period, the aggregate of all expenditures by such Person and its Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed.

        "Capitalized Lease Obligation" means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.

        "Capital Lease" means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

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        "Cash Equivalents" means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Rating Group ("S&P") or Moody's Investors Service, Inc. ("Moody's"), (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's, (d) certificates of deposit or bankers' acceptances maturing within 1 year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000, (e) Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the amount maintained with any such other bank is less than or equal to $100,000 and is insured by the Federal Deposit Insurance Corporation, and (f) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (e) above.

        "Cash Management Account" means a Deposit Account or Securities Account of a Borrower or a Subsidiary of a Borrower (a "Cash Management Account") at a Cash Management Bank.

        "Cash Management Bank" has the meaning specified therefor in Section 2.7(a).

        "Change of Control" means that (a) any "person" or "group" (within the meaning of Sections 13(d) and 14(d) of the Exchange Act), becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 25%, or more, of the Stock of Parent having the right to vote for the election of members of the Board of Directors, or (b) a majority of the members of the Board of Directors do not constitute Continuing Directors.

        "Closing Date" means the date of the making of the initial Advance (or other extension of credit) hereunder.

        "Code" means the Georgia Uniform Commercial Code, as in effect from time to time.

        "Collateral" means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by Administrative Borrower or its Subsidiaries in or upon which a Lien is granted under any of the Loan Documents.

        "Collateral Access Agreement" means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in Administrative Borrower's or its Subsidiaries' books and records, Equipment or Inventory, in each case, in form and substance satisfactory to Lender.

        "Collections" means all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds).

        "Compliance Certificate" means a certificate substantially in the form of Exhibit C-1 delivered by the chief financial officer of Parent to Lender.

        "Continuing Director" means (a) any member of the Board of Directors who was a director (or comparable manager) of Parent on the Closing Date, and (b) any individual who becomes a member of the Board of Directors after the Closing Date if such individual was appointed or nominated for election to the Board of Directors by a majority of the Continuing Directors, but excluding any such individual originally proposed for election in opposition to the Board of Directors in office at the Closing Date in an actual or threatened election contest relating to the election of the directors (or

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comparable managers) of Parent and whose initial assumption of office resulted from such contest or the settlement thereof.

        "Control Agreement" means a control agreement, in form and substance satisfactory to Lender, executed and delivered by Administrative Borrower or one of its Subsidiaries, Lender, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account).

        "Daily Balance" means, as of any date of determination and with respect to any Obligation, the amount of such Obligation owed at the end of such day.

        "Default" means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

        "Deposit Account" means any deposit account (as that term is defined in the Code).

        "Designated Account" means the Deposit Account of Administrative Borrower identified on Schedule D-1.

        "Designated Account Bank" has the meaning specified therefor in Schedule D-1.

        "Dollars" or "$" means United States dollars.

        "EBITDA" means, with respect to any fiscal period, Parent's and its Subsidiaries' consolidated net earnings (or loss), minus extraordinary gains and interest income, plus interest expense, income taxes, and depreciation and amortization for such period, in each case, as determined in accordance with GAAP.

        "Eligible Transferee" means (a) a commercial bank organized under the laws of the United States, or any state thereof, and having total assets in excess of $250,000,000, (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development or a political subdivision of any such country and which has total assets in excess of $250,000,000, provided that such bank is acting through a branch or agency located in the United States, (c) a finance company, insurance company, or other financial institution or fund that is engaged in making, purchasing, or otherwise investing in commercial loans in the ordinary course of its business and having (together with its Affiliates) total assets in excess of $250,000,000, (d) any Affiliate (other than individuals) of Lender, (e) so long as no Event of Default has occurred and is continuing, any other Person approved by Administrative Borrower (which approval of Administrative Borrower shall not be unreasonably withheld, delayed, or conditioned), and (f) during the continuation of an Event of Default, any other Person approved by Lender.

        "Enterprise Valuation" means the most recent appraised valuation of Borrower's business and its assets acceptable to Lender and determined at the direction or request of Lender by a third party appraiser acceptable to Lender.

        "Environmental Actions" means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials from (a) any assets, properties, or businesses of any Borrower, any Subsidiary of a Borrower, or any of their predecessors in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by any Borrower, any Subsidiary of a Borrower, or any of their predecessors in interest.

        "Environmental Law" means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree

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or judgment, in each case, to the extent binding on any Borrower or any Subsidiary of a Borrower, relating to the environment, the effect of the environment on employee health, or Hazardous Materials, in each case as amended from time to time.

        "Environmental Liabilities" means all liabilities, monetary obligations, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Action required, by any Governmental Authority or any third party, and which relate to any Environmental Action.

        "Environmental Lien" means any Lien in favor of any Governmental Authority for Environmental Liabilities.

        "Equipment" means equipment (as that term is defined in the Code).

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.

        "ERISA Affiliate" means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of a Borrower or a Subsidiary of a Borrower under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of a Borrower or a Subsidiary of a Borrower under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which a Borrower or a Subsidiary of a Borrower is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with a Borrower or a Subsidiary of a Borrower and whose employees are aggregated with the employees of a Borrower or a Subsidiary of a Borrower under IRC Section 414(o).

        "Event of Default" has the meaning specified therefor in Section 7.

        "Excess Availability" means, as of any date of determination, the amount equal to Availability minus the aggregate amount, if any, of all trade payables of Borrowers and their Subsidiaries aged in excess of their historical levels with respect thereto and all book overdrafts of Borrowers and their Subsidiaries in excess of their historical practices with respect thereto, in each case as determined by Lender in its Permitted Discretion.

        "Exchange Act" means the Securities Exchange Act of 1934, as in effect from time to time.

        "Excluded Accounts" and "Excluded Account" have the respective meanings specified therefor in Section 2.7.

        "Fee Letter" means that certain fee letter between Borrowers and Lender, in form and substance satisfactory to Lender.

        "Funding Date" means the date on which a Borrowing occurs.

        "GAAP" means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

        "Governing Documents" means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person.

        "Governmental Authority" means any federal, state, local, or other governmental or administrative body, instrumentality, board, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

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        "Guarantors" means each Subsidiary of each Borrower that is not itself a Borrower (other than CryoLife Europa Ltd., a company organized under the laws of England and Wales), and "Guarantor" means any one of them.

        "Guaranty" means that certain general continuing guaranty executed and delivered by each Guarantor in favor of Lender and the Bank Product Providers, in form and substance satisfactory to Lender.

        "Hazardous Materials" means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as "hazardous substances," "hazardous materials," "hazardous wastes," "toxic substances," or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or "EP toxicity", (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

        "Hedge Agreement" means any and all agreements, or documents now existing or hereafter entered into by Administrative Borrower or any of its Subsidiaries that provide for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging Administrative Borrower's or any of its Subsidiaries' exposure to fluctuations in interest or exchange rates, loan, credit exchange, security or currency valuations or commodity prices.

        "Indebtedness" means (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, interest rate swaps, or other financial products, (c) all obligations as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of a Person or its Subsidiaries, irrespective of whether such obligation or liability is assumed, (e) all obligations to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices), (f) all obligations owing under Hedge Agreements, and (g) any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (f) above.

        "Indemnified Liabilities" has the meaning specified therefor in Section 10.3.

        "Indemnified Person" has the meaning specified therefor in Section 10.3.

        "Insolvency Proceeding" means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

        "Intercompany Subordination Agreement" means a subordination agreement executed and delivered by Borrowers and each of their Subsidiaries and Lender, the form and substance of which is satisfactory to Lender.

        "Interest Expense" means, for any period, the aggregate of the interest expense of Parent and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

        "Inventory" means inventory (as that term is defined in the Code).

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        "Investment" means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, or capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide Accounts arising in the ordinary course of business consistent with past practice), purchases or other acquisitions of Indebtedness, Stock, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

        "IRC" means the Internal Revenue Code of 1986, as in effect from time to time.

        "L/C" has the meaning specified therefor in Section 2.12(a).

        "L/C Disbursement" means a payment made by Lender pursuant to a Letter of Credit.

        "L/C Undertaking" has the meaning specified therefor in Section 2.12(a).

        "Lender" has the meaning specified therefor in the preamble to the Agreement, and shall include any other Person made a party to the Agreement in accordance with the provisions of Section 13.1.

        "Lender Deposit Account" has the meaning specified in Section 2.7.

        "Lender Expenses" means all (a) costs or expenses (including taxes, and insurance premiums) required to be paid by a Borrower or its Subsidiaries under any of the Loan Documents that are paid, advanced, or incurred by Lender, (b) fees or charges paid or incurred by Lender in connection with Lender's transactions with Borrowers or their Subsidiaries, including, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and Uniform Commercial Code searches and including searches with the patent and trademark office, the copyright office, or the department of motor vehicles), filing, recording, publication, appraisal (including periodic collateral appraisals or business valuations to the extent of the fees and charges (and up to the amount of any limitation) contained in the Agreement, real estate surveys, real estate title policies and endorsements, and environmental audits, (c) costs and expenses incurred by Lender in the disbursement of funds to or for the account of Borrowers (by wire transfer or otherwise), (d) charges paid or incurred by Lender resulting from the dishonor of checks, (e) reasonable costs and expenses paid or incurred by Lender to correct any default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (f) audit fees and expenses of Lender related to any inspections or audits to the extent of the fees and charges (and up to the amount of any limitation) contained in the Agreement, (g) reasonable costs and expenses of third party claims or any other suit paid or incurred by Lender in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or Lender's relationship with any Borrower or any Subsidiary of a Borrower, (h) Lender's reasonable costs and expenses (including attorneys fees) incurred in advising, structuring, drafting, reviewing, administering, syndicating, or amending the Loan Documents, and (i) Lender's reasonable costs and expenses (including attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a "workout," a "restructuring," or an Insolvency Proceeding concerning any Borrower or any Subsidiary of a Borrower or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether suit is brought, or in taking any Remedial Action concerning the Collateral.

        "Lender-Related Person" means Lender, together with its Affiliates, officers, directors, employees, attorneys, and agents.

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        "Lender's Account" means the account identified in Schedule L-1.

        "Lender's Liens" means the Liens granted by Borrowers or their Subsidiaries to Lender under the Agreement or the other Loan Documents.

        "Letter of Credit" means an L/C or an L/C Undertaking, as the context requires.

        "Letter of Credit Usage" means, as of any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit.

        "Lien" means any interest in an asset securing an obligation owed to, or a claim by, any Person other than the owner of the asset, irrespective of whether (a) such interest is based on the common law, statute, or contract, (b) such interest is recorded or perfected, and (c) such interest is contingent upon the occurrence of some future event or events or the existence of some future circumstance or circumstances. Without limiting the generality of the foregoing, the term "Lien" includes the lien or security interest arising from a mortgage, deed of trust, encumbrance, notice of Lien, levy or assessment, pledge, hypothecation, assignment, deposit arrangement, security agreement, conditional sale or trust receipt, or from a lease, consignment, or bailment for security purposes and also includes reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Real Property.

        "Loan Account" has the meaning specified therefor in Section 2.10.

        "Loan Documents" means the Agreement, the Bank Product Agreements, the Control Agreements, the Fee Letter, the Guaranty, the Intercompany Subordination Agreement, the Letters of Credit, any Mortgages, the Security Agreement, any note or notes executed by a Borrower in connection with the Agreement and payable Lender, and any other agreement entered into, now or in the future, by any Borrower and Lender in connection with the Agreement.

        "Material Adverse Change" means (a) a material adverse change in the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of Borrowers and their Subsidiaries, taken as a whole, (b) a material impairment of a Borrower's or any of its Subsidiaries' ability to perform its obligations under the Loan Documents to which it is a party or of Lender's ability to enforce the Obligations or realize upon the Collateral, or (c) a material impairment of the enforceability or priority of the Lender's Liens with respect to the Collateral as a result of an action or failure to act on the part of a Borrower or a Subsidiary of a Borrower.

        "Maturity Date" has the meaning specified therefor in Section 3.3.

        "Maximum Revolver Amount" means $15,000,000.

        "Moody's" means Moody's Investor Service, Inc.

        "Mortgages" means, individually and collectively, one or more mortgages, deeds of trust, or deeds to secure debt, executed and delivered by a Borrower or a Subsidiary of a Borrower in favor of Lender, in form and substance satisfactory to Lender, that encumber the Real Property Collateral.

        "Obligations" means (a) all loans, Advances, debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), contingent reimbursement obligations with respect to outstanding Letters of Credit, premiums, liabilities (including all amounts charged to Borrowers' Loan Account pursuant hereto), obligations (including indemnification obligations), fees (including the fees provided for in the Fee Letter), charges, costs, Lender Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), lease payments, guaranties, covenants, and duties of any kind and description owing by Borrowers to Lender pursuant to or evidenced by the Loan Documents and irrespective of whether for

8

the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all Lender Expenses that Borrowers are required to pay or reimburse by the Loan Documents, by law, or otherwise, and (b) all Bank Product Obligations. Any reference in the Agreement or in the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.

        "Overadvance" has the meaning specified therefor in Section 2.5.

        "Parent" has the meaning specified therefor in the preamble to the Agreement.

        "Participant" has the meaning specified therefor in Section 13.1(e).

        "Permitted Discretion" means a determination made in the exercise of reasonable (from the perspective of a secured lender) business judgment.

        "Permitted Dispositions" means (a) sales or other dispositions of Equipment that is substantially worn, damaged, or obsolete in the ordinary course of business, (b) sales of Inventory or services to buyers in the ordinary course of business, (c) the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of the Agreement or the other Loan Documents, (d) the licensing of patents, trademarks, copyrights and other intellectual property rights in the ordinary course of business, on a non-exclusive basis, and (e) the licensing of patents, trademarks, copyrights and other intellectual property rights on an exclusive basis where exclusivity is restricted to a limited field of use that does not prohibit Borrowers and their Subsidiaries, or any of them, from commercializing the intellectual property rights so licensed in applications outside the limited field of use or in any application presently commercialized by the Borrowers and their Subsidiaries; provided, however, that Lender shall be granted a perfected first priority security interest in each license described in clause (d) or (e) above and Borrowers and their Subsidiaries shall not enter into any such license if an Event of Default has occurred and is continuing.

        "Permitted Investments" means (a) Investments in cash and Cash Equivalents, (b) Investments in negotiable instruments for collection, (c) advances made in connection with purchases of goods or services in the ordinary course of business, (d) Investments received in settlement of amounts due to a Borrower or any Subsidiary of a Borrower effected in the ordinary course of business or owing to a Borrower or any Subsidiary of a Borrower as a result of Insolvency Proceedings involving an Account Debtor or upon the foreclosure or enforcement of any Lien in favor of a Borrower or any Subsidiary of a Borrower, (e) purchases of additional patents or non-patented intellectual property to enhance the BioGlue Product Line or equipment or other capital assets used in connection therewith so long as no Default or Event of Default exists or would be caused thereby and so long as the aggregate purchase price therefor does not exceed $3,000,000, and (f) other investments consistent with Borrowers' investment policy set forth on Schedule P-1.

        "Permitted Liens" means (a) Liens held by Lender, (b) Liens for unpaid taxes, assessments, or other governmental charges or levies that either (i) are not yet delinquent, or (ii) do not have priority over the Lender's Liens and the underlying taxes, assessments, or charges or levies are the subject of Permitted Protests, (c) judgment Liens that do not constitute an Event of Default under Section 7.7 of the Agreement, (d) Liens set forth on Schedule P-2, (e) the interests of lessors under operating leases, (f) purchase money Liens or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as such Lien attaches only to the asset purchased or acquired and the proceeds thereof, (g) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of Borrowers' business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests, (h) Liens on amounts deposited in connection with obtaining worker's compensation or other unemployment

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insurance, (i) Liens on amounts deposited in connection with the making or entering into of bids, tenders, or leases in the ordinary course of business and not in connection with the borrowing of money, (j) Liens on amounts deposited as security for surety or appeal bonds in connection with obtaining such bonds in the ordinary course of business, and (k) with respect to any Real Property, easements, rights of way, and zoning restrictions that do not materially interfere with or impair the use or operation thereof.

        "Permitted Protest" means the right of Administrative Borrower or any of its Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on a Borrower's or any of its Subsidiaries' books and records in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by Administrative Borrower or any of its Subsidiaries, as applicable, in good faith, and (c) Lender is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of the Lender's Liens.

        "Permitted Purchase Money Indebtedness" means, as of any date of determination, Purchase Money Indebtedness incurred after the Closing Date in an aggregate principal amount outstanding at any one time not in excess of $3,000,000.

        "Person" means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

        "Projections" means Parent's (on a consolidated [and consolidating] basis with its Subsidiaries) forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a basis consistent with Parent's historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

        "Purchase Money Indebtedness" means Indebtedness (other than the Obligations, but including Capitalized Lease Obligations) incurred at the time of, or within 20 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof.

        "Qualified Cash" means, as of any date of determination, the amount of unrestricted cash and Cash Equivalents of Borrowers and their Subsidiaries that is in Deposit Accounts or in Securities Accounts, or any combination thereof, and which such Deposit Account or Securities Account is the subject of a Control Agreement and is maintained by a branch office of the bank or securities intermediary located within the United States.

        "Real Property" means any estates or interests in real property now owned or hereafter acquired by any Borrower or a Subsidiary of any Borrower and the improvements thereto.

        "Real Property Collateral" means any fee owned Real Property hereafter acquired by a Borrower or any Subsidiary of a Borrower.

        "Record" means information that is inscribed on a tangible medium or which is stored in an electronic or other medium and is retrievable in perceivable form.

        "Remedial Action" means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials authorized by Environmental Laws.

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        "Required Availability" means that the sum of (a) Excess Availability, plus(b) Qualified Cash exceeds $12,000,000.

        "Revolver Usage" means, as of any date of determination, the sum of (a) the amount of outstanding Advances, plus (b) the amount of the Letter of Credit Usage.

        "S&P" means Standard & Poor's Ratings Group, a division of McGraw Hill, Inc.

        "SEC" means the United States Securities and Exchange Commission and any successor thereto.

        "Securities Account" means a "securities account" (as that term is defined in the Code).

        "Security Agreement" means a pledge and security agreement, in form and substance satisfactory to Lender, executed and delivered by Borrower to Lender.

        "Solvent" means, with respect to any Person on a particular date, that, at fair valuations, the sum of such Person's assets is greater than all of such Person's debts.

        "Stock" means all shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

        "Subsidiary" of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of Stock having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.

        "Taxes" has the meaning specified therefor in Section 15.5.

        "Underlying Issuer" means a third Person which is the beneficiary of an L/C Undertaking and which has issued a letter of credit at the request of Lender for the benefit of Borrowers.

        "Underlying Letter of Credit" means a letter of credit that has been issued by an Underlying Issuer.

        "United States" means the United States of America.

        "Voidable Transfer" has the meaning specified therefor in Section 15.7.

        "Wells Fargo" means Wells Fargo Bank, National Association, a national banking association.

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Schedule 3.1

        The obligation of Lender to make its initial extension of credit provided for in the Agreement is subject to the fulfillment, to the satisfaction of Lender (the making of such initial extension of credit by Lender being conclusively deemed to be its satisfaction or waiver of the following), of each of the following conditions precedent:

          (a)   the Closing Date shall occur on or before February 9, 2005;

          (b)   Lender shall have received a letter duly executed by each Borrower and each Guarantor authorizing Lender to file appropriate financing statements in such office or offices as may be necessary or, in the opinion of Lender, desirable to perfect the security interests to be created by the Loan Documents;

          (c)   Lender shall have received evidence that appropriate financing statements have been duly filed in such office or offices as may be necessary or, in the opinion of Lender, desirable to perfect the Lender "s Liens in and to the Collateral, and Lender shall have received searches reflecting the filing of all such financing statements;

          (d)   Lender shall have received each of the following documents, in form and substance satisfactory to Lender, duly executed, and each such document shall be in full force and effect:

              (i)  the Control Agreements,

             (ii)  a disbursement letter executed and delivered by Borrowers to Lender regarding the extensions of credit to be made on the Closing Date, the form and substance of which is satisfactory to Lender,

            (iii)  the Fee Letter,

            (iv)  the Guaranty,

             (v)  the Intercompany Subordination Agreement,

            (vi)  the Patent Security Agreement,

           (vii)  the Security Agreement, together with all certificates representing the shares of Stock pledged thereunder, as well as Stock powers with respect thereto endorsed in blank,

          (viii)  the Trademark Security Agreement;

          (e)   Lender shall have received a certificate from the Secretary of each Borrower (i) attesting to the resolutions of such Borrower's Board of Directors authorizing its execution, delivery, and performance of this Agreement and the other Loan Documents to which such Borrower is a party, (ii) authorizing specific officers of such Borrower to execute the same, and (iii) attesting to the incumbency and signatures of such specific officers of such Borrower;

          (f)    Lender shall have received copies of each Borrower's Governing Documents, as amended, modified, or supplemented to the Closing Date, certified by the Secretary of such Borrower;

          (g)   Lender shall have received a certificate of status with respect to each Borrower, dated within 10 days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of such Borrower, which certificate shall indicate that such Borrower is in good standing in such jurisdiction;

          (h)   Lender shall have received certificates of status with respect to each Borrower, each dated within 30 days of the Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of such Borrower) in which its failure to be duly qualified or licensed would constitute a Material Adverse Change, which certificates shall indicate that such Borrower is in good standing in such jurisdictions;

          (i)    Lender shall have received a certificate from the Secretary of each Guarantor (i) attesting to the resolutions of such Guarantor's Board of Directors authorizing its execution, delivery, and performance of the Loan Documents to which such Guarantor is a party, (ii) authorizing specific officers of such Guarantor to execute the same and (iii) attesting to the incumbency and signatures of such specific officers of Guarantor;

          (j)    Lender shall have received copies of each Guarantor's Governing Documents, as amended, modified, or supplemented to the Closing Date, certified by the Secretary of such Guarantor;

          (k)   Lender shall have received a certificate of status with respect to each Guarantor, dated within 10 days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of such Guarantor, which certificate shall indicate that such Guarantor is in good standing in such jurisdiction;

          (l)    Lender shall have received certificates of status with respect to each Guarantor, each dated within 30 days of the Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of such Guarantor) in which its failure to be duly qualified or licensed would constitute a Material Adverse Change, which certificates shall indicate that such Guarantor is in good standing in such jurisdictions;

          (m)  Lender shall have received a certificate of insurance, together with the endorsements thereto, as are required by Section 5.8, the form and substance of which shall be satisfactory to Lender;

          (n)   Lender shall have received Collateral Access Agreements with respect to the following location: 1655 Roberts Blvd., NW, Kennesaw, Georgia;

          (o)   Lender shall have received an opinion of Borrowers' counsel in form and substance satisfactory to Lender;

          (p)   Borrowers shall have the Required Availability after giving effect to the initial extensions of credit hereunder and the payment of all fees and expenses required to be paid by Borrowers on the Closing Date under this Agreement or the other Loan Documents;

          (q)   Lender shall have completed its business, legal, and collateral due diligence, including (i) a collateral audit and review of Borrowers' and their Subsidiaries' books and records and verification of Borrowers' representations and warranties to Lender, the results of which shall be satisfactory to Lender, (ii) an inspection of each of the locations where Borrowers' and their Subsidiaries' Inventory is located, the results of which shall be satisfactory to Lender, (iii) completion of Uniform Commercial Code and intellectual property Lien searches, the results of which shall be satisfactory to Lender, and (iv) review of all litigation, including, without limitation, SEC investigations, the results of which shall be satisfactory to Lender;

          (r)   Lender shall have received completed reference checks with respect to Borrowers' senior management, the results of which are satisfactory to Lender in its sole discretion;

          (s)   Lender shall have received the Enterprise Valuation, the results of which shall be satisfactory to Lender;

          (t)    Lender shall have received a set of Projections of the Parent and its Subsidiaries for the 3 year period following the Closing Date (on a year by year basis, and for the 1 year period following the Closing Date, on a month by month basis), in form and substance (including as to scope and underlying assumptions) satisfactory to Lender;

          (u)   Borrowers shall have paid all Lender Expenses incurred in connection with the transactions evidenced by this Agreement;

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          (v)   Lender shall have received copies of each of Parent's material contracts, together with a certificate of the Secretary of the Parent certifying each such document as being a true, correct, and complete copy thereof;

          (w)  Borrowers and each of their Subsidiaries shall have received all licenses, approvals or evidence of other actions required by any Governmental Authority in connection with the execution and delivery by Borrowers or their Subsidiaries of the Loan Documents or with the consummation of the transactions contemplated thereby; and

          (x)   all other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered, executed, or recorded and shall be in form and substance satisfactory to Lender.

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Schedule 5.2

        Provide Lender with each of the documents set forth below at the following times in form satisfactory to Lender:

Quarterly (no later than the 30th day after each quarter)	(a) a detailed aging, by total, of Borrowers' Accounts, together with a reconciliation and supporting documentation for any reconciling items noted,

(b) a summary, by vendor, of Borrowers' and their Subsidiaries' accounts payable and any book overdrafts and of any held checks,
(c) a detailed report regarding Borrowers' and their Subsidiaries' cash and Cash Equivalents, including an indication of which amounts constitute Qualified Cash, and
(d) a report regarding Borrowers' and their Subsidiaries' accrued, but unpaid, ad valorem taxes.

Upon request by Lender	(e) such other reports as to the Collateral or the financial condition of Borrowers and their Subsidiaries, as Lender may reasonably request.

Schedule 5.3

        Deliver to Lender each of the financial statements, reports, or other items set forth set forth below at the following times in form satisfactory to Lender:

as soon as available, but in any event within 30 days (45 days in the case of a month that is the end of one of Parent's fiscal quarters) after the end of each month during each of Parent's fiscal years	(a) an unaudited consolidated balance sheet, income statement, and statement of cash flow (and consolidating balance sheet and income statement) covering Parent's and its Subsidiaries' operations during such period, and

(b) a Compliance Certificate.

as soon as available, but in any event within 90 days after the end of each of Parent's fiscal years
(c) consolidated financial statements of Parent and its Subsidiaries for each such fiscal year, audited by independent certified public accountants reasonably acceptable to Lender and certified, without any qualifications (including any (A) "going concern" or like qualification or exception, (B) qualification or exception as to the scope of such audit, or (C) qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Section 6.16), by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, and statement of cash flow and, if prepared, such accountants' letter to management),
(d) unaudited consolidating balance sheet and income statement of Parent and its Subsidiaries for such fiscal year, and
(e) a Compliance Certificate.

as soon as available, but in any event within 30 days prior to the start of each of Parent's fiscal years,
(f) copies of Parent's Projections, in form and substance (including as to scope and underlying assumptions) satisfactory to Lender, in its Permitted Discretion, for the forthcoming year, quarter by quarter, certified by the chief financial officer of Parent as being such officer's good faith estimate of the financial performance of Parent during the period covered thereby.

if and when filed by any Borrower,	(g) Form 10-Q quarterly reports, Form 10-K annual reports, and Form 8-K current reports, (h) any other filings made by any Borrower with the SEC, and
(i) any other information that is provided by Parent to its shareholders generally.

promptly, but in any event within 5 days after a Borrower has knowledge of any event or condition that constitutes a Default or an Event of Default,	(j) notice of such event or condition and a statement of the curative action that Borrowers proposes to take with respect thereto.

promptly after the commencement thereof (or, in the case of a threat described in clause (ii), promptly upon such threat), but in any event within 5 days after the service of process with respect thereto (or, in the case of any threat described in clause (ii), within 5 days of such threat) on any Borrower or any Subsidiary of a Borrower,
(k) (i) notice of all actions, suits, or proceedings brought by or against any Borrower or any Subsidiary of a Borrower before any Governmental Authority (other than the United States Food and Drug Administration) which reasonably could be expected to result in a Material Adverse Change, and (ii) notice of all actions, suits, or proceedings brought by or against (or threatened by or against) any Borrower or any Subsidiary of a Borrower before the United States Food and Drug Administration.

promptly upon receipt thereof, but in any event within 5 days after receipt,
(l) copies of all Warning Letters, Notices of Observation or Orders (as such terms are defined under the Federal Food, Drug, and Cosmetic Act of 1938, as amended, or applicable regulations issued thereunder) received by any Borrower or any Subsidiary of a Borrower from the United States Food and Drug Administration.

promptly upon Borrowers' obtaining knowledge thereof, but in any event within 5 days after obtaining such knowledge,	(m) notice of any material default under any intellectual property license of the type described in clause (d) or (e) of the definition of Permitted Disposition.

upon the request of Lender,	(n) any other information reasonably requested relating to the financial condition of Borrowers or their Subsidiaries.

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QuickLinks

Schedule 5.3